Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made effective as of the 3rd day of November, 2011 (the “Effective Date”), by and between FIFTH THIRD BANK, an Ohio banking corporation, and its successors and assigns (hereinafter referred to as “Lender”), having an address at 8000 Maryland Avenue, Suite 1400, St. Louis, Missouri 63105, and REG DANVILLE, LLC, a Delaware limited liability company (hereinafter referred to as “Borrower”), with an address of 416 South Bell Avenue, Ames, Iowa 50010.

Recitals

The following recitals are a material part of this Agreement:

A. Borrower (the successor by merger to Blackhawk Biofuels, LLC) acquired all of the assets of Biofuels Company of America, LLC, an Illinois limited liability company (“BCA”) pursuant to that certain Asset Purchase Agreement dated March 14, 2008 (the “Asset Purchase Agreement”), by and among Borrower, BCA, Renewable Energy Group, Inc., a Delaware corporation, Biodiesel Investment Group, LLC, a Delaware limited liability company and Bunge North America, Inc., a New York corporation; and

B. In connection with the purchase of the assets of BCA, Borrower assumed BCA’s leasehold interest in that certain property located in the City of Danville, County of Vermilion, State of Illinois, which property is located at 300 N. Anderson Street, and more particularly described in Exhibit A attached hereto, which by this reference is made a part hereof (the “Property”); and

C. On or about May 9, 2008, Lender extended to Borrower (a) a construction/term loan in the aggregate maximum amount of $24,650,000.00 (the “Construction/Term Loan”) for the purpose of financing (i) the purchase of the assets of BCA, (ii) the completion of the first stage of construction to develop the Property for utilization as an industrial plant for the production of biodiesel fuel (the “Biodiesel Plant”), and (iii) related development costs, and (b) a revolving line of credit loan in the aggregate maximum amount of $5,000,000.00 (the “Revolving Credit Loan”) for the purpose of financing the short-term working capital needs of Borrower; and

D. The Construction/Term Loan and the Revolving Credit Loan are evidenced by that certain Loan Agreement dated May 9, 2008 (“Loan Agreement”) and as modified by that certain First Amendment to Loan Agreement dated December 23, 2008 (“First Amendment”), that certain Second Amendment to Loan Agreement dated November 25, 2009 (“Second Amendment”), that certain Third Amendment to Loan Agreement dated February 26, 2010 (“Third Amendment”) and that certain Fourth Amendment to Loan Agreement and First Amendment to Revolving Credit Loan Note dated September 30, 2010 (“Fourth Amendment” and together with the Loan Agreement, the First Amendment, Second Amendment and Third Amendment, the “Loan Agreement”); and

E. The Revolving Credit Loan was terminated and paid in full pursuant to the Fourth Amendment; and

F. The Construction/Term Loan has been fully dispersed as of the Effective Date; and

G. After giving effect to the conditions precedent set forth herein, the current balance of the Construction/Term Loan is $16,039,204.70 and the Borrower desires to extend and modify the terms of the Construction/Term Loan; and

H. Lender has agreed to modify and extend the Construction/Term Loan to Borrower upon and subject to all of the terms, covenants and agreements of this Agreement; and

I. This Agreement amends and restates in its entirety the Loan Agreement by and between Borrower and Lender.

Contractual Provisions

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL DEFINITIONS.

1.1 Definitions. All terms as used in this Agreement shall, unless otherwise defined in the body of this Agreement, have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Accounts shall mean all accounts (as defined in the Code), contract rights, chattel paper, instruments and documents, in which Borrower now has or hereafter acquires an interest.

Affiliate shall mean (i) a Person which owns or otherwise has an interest in 5% or more of any stock of Borrower or REG, or (ii) 5% or more of the stock or other ownership units of which Borrower or REG (or any shareholder, director, officer, employee or direct or indirect subsidiary of Borrower or REG or any combination thereof) owns or otherwise has an interest in, or (iii) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with Borrower or REG. For purposes of subpart (iii) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

Asset Purchase Agreement shall have the meaning set forth in the Recitals to this Agreement.

Assignment of Management and Operational Services Agreement shall mean that certain Assignment of Management and Operational Services Agreement dated as of May 9, 2008 by Borrower in favor of Lender to secure the Obligations, which assignment collaterally assigns all of Borrower’s rights under the Management and Operational Services Agreement to Lender, and any and all consents to such assignment as may be reasonably required by Lender, and all amendments, modifications, replacements and restatements thereof, and which assignment was ratified by Borrower by document dated as of even date herewith.

Assignment of Services Agreement shall mean that certain Assignment of Services Agreement dated as of May 9, 2008 executed by Borrower in favor of Lender to secure the Obligations, which assignment collaterally assigns all of Borrower’s rights under the Services Agreement to Lender, and any and all consents to such assignment as may be reasonably required by Lender, and all amendments, modifications, replacements and restatements thereof, and which assignment was ratified by Borrower by document dated as of even date herewith.

Assignment of Tolling Agreement shall mean that certain Assignment of Toll Processing Agreement dated as of even date herewith executed by Borrower in favor of Lender to secure the Obligations, which assignment collaterally assigns all of Borrower’s rights under the Tolling Agreement to Lender, and any and all consents to such assignment as may be reasonably required by Lender, and all amendments, modifications, replacements and restatements thereof.

BCA shall have the meaning set forth in the Recitals to this Agreement.

Biodiesel Plant shall have the meaning set forth in the Recitals to this Agreement.

Borrower shall have the meaning set forth in the Recitals to this Agreement.

Business Day shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in St. Louis, Missouri.

Capital Expenditures shall mean expenditures made and liabilities incurred for the direct or indirect acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including, without limitation, payments with respect to capitalized lease obligations.

Change of Control shall mean the occurrence of any of the following: (i) a sale of all or substantially all of the assets of Borrower; (ii) a merger or consolidation involving Borrower, excluding a merger or consolidation after which 50% or more of the outstanding voting equity interests of Borrower continue to be held by the same holders that held 50% or more of the outstanding voting equity interests of Borrower immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of voting equity interests of Borrower that results in a person or entity holding 50% or more of the outstanding voting equity interest of Borrower, excluding any underwriter in any firmly underwritten offering and excluding any persons or entities that collectively held 50% or more of the outstanding voting equity interests of Borrower immediately before such issuance or acquisition; provided, however, that REG may transfer its equity interests in Borrower to a wholly-owned subsidiary of REG (the “REG Transferree Entity”) if the following conditions precedent are satisfied (i) Borrower shall cause REG to provide notice of such transfer to Lender at least fifteen (15) Business Days prior to such transfer (the “Equity Transfer Notice”) and (ii) if required by Lender after receipt of the Equity Transfer Notice (which requirement shall be evidence by a written notice provided by Lender to Borrower within the fifteen (15) Business Day period prior to the transfer to the REG Transferee Entity), the REG Transferee Entity is added as a guarantor under the Debt Service Fund Guaranty.

City shall mean the City of Danville, Illinois.

Code shall mean the Uniform Commercial Code as adopted and in force in the State of Missouri (or, if deemed applicable, the State of Delaware, or any other deemed applicable state), as from time to time amended.

Collateral shall mean all real and personal property of Borrower in which a security interest or other lien has been granted to or for the benefit of Lender pursuant to the Security Agreement, the Leasehold Mortgage, or the other Loan Documents or which otherwise secures the payment or performance of any of the Obligations.

Collateral Documents shall mean the following (including all amendments, modifications, replacements, restatements, renewals and extensions thereof):

(i) Leasehold Mortgage;

(ii) Security Agreement;

(iii) the Assignment of Services Agreement;

(iv) the Assignment of Management and Operational Services Agreement;

(v) the Assignment of Tolling Agreement; and

(vi) the Renewable Fuels Grant Account Agreement.

Construction/Term Loan shall have the meaning set forth in the Recitals to this Agreement.

Construction/Term Loan Commitment shall mean the maximum principal amount of $16,039,204.70.

Construction/Term Loan Maturity Date shall mean November 3, 2014, provided that said date shall be extended to November 3, 2015 if cumulative principal payments greater than or equal to $6,400,000.00, but not including the first payment of principal from Excess Cash Flow due under Section 3.2(e) of this Agreement, are made by Borrower following the Effective Date and if the term of the Tolling Agreement is extended through November 3, 2015.

Construction/Term Loan Note shall mean that certain Construction/Term Loan Note from Borrower to Lender in the original principal amount of $24,650,000.00, as amended by that certain First Amendment to Construction/Term Loan Note in the principal amount of $16,039,204.70 dated as of even date herewith, and all amendments, modifications, replacements, restatements, renewals and extensions thereof, which Construction/Term Loan Note shall mature on the Construction/Term Loan Maturity Date.

DCEO shall mean the Illinois Department of Commerce and Economic Opportunity.

Debt Service Fund Account shall mean that certain escrow account established on behalf of Borrower with Lender, containing a reserve cash balance of $2,000,000.00, which was liquidated and applied to the principal balance of the Construction/Term Loan as a condition precedent to the execution of this Agreement.

Debt Service Fund Amount shall mean $1,500,000.00.

Debt Service Fund Guaranty shall mean that certain Guaranty given by REG to Lender and dated as of May 9, 2008, as amended and restated by that certain Amended and Restated Guaranty by REG to Lender on or about the date hereof, which Guaranty guarantees the payment and performance of Borrower’s indebtedness, obligations and liabilities to Lender, including, without limitation, Borrower’s Obligations under the Loan Documents, up to the Debt Service Fund Amount, and all amendments, modifications, replacements, restatements, extensions and renewals thereof.

Default means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

Default Rate shall mean two percent (2.0%) above the then current applicable interest rate determined pursuant to Section 3.1 herein.

Depreciation shall mean depreciation determined in accordance with GAAP.

EO123224 shall have the meaning set forth in Section 7.45.

EBITDA shall mean, for any period, the Net Income for such period, plus (to the extent deducted in computing net income) Interest Expense (including imputed interest on capital leases), taxes, depreciation and amortization, and further adjusted to exclude (i) any non-cash gain or loss on the sale of assets, (ii) any gains or losses with respect to hedging or similar transactions, (iii) extraordinary gains or losses determined in accordance with GAAP, and (iv) any other extraordinary gains or losses as determined by Lender in its sole discretion.

Effective Date shall have the meaning set forth in the opening paragraph to this Agreement.

Environmental Laws shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which Borrower is or at any time may be doing business, or where the real property of Borrower is located, including without limitation, the Clean Air Act, as amended; the Comprehensive, Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act Amendments; the Occupational Safety and Health Act of 1970, as amended (“OSHA”); the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”); the Safe Drinking Water Act, as amended; and the Toxic Substances Control Act, as amended.

Equity Interests shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

Event of Default shall mean those events set forth in Section 8.1.

Excess Cash Flow shall mean with respect to any applicable period, Borrower’s EBITDA, plus Net Income Bonus to the extent accrued by Borrower and not paid, less (without duplication) the following, to the extent paid by Borrower during such period: (i) principal payments on the Construction/Term Loan, (ii) payments under capitalized leases, (iii) Interest Expense, (iv) taxes, and (v) unfunded maintenance Capital Expenditures to the extent permitted under this Agreement. For the purpose of calculating the Excess Cash Flow for the 2011 calendar year, the definition shall include the Principal Paydown made at closing, with the exception of the $2,000,000.00 portion of the Principal Paydown from the Debt Service Fund Account, which $2,000,000.00 shall be excluded in this calculation.

Financial Covenant Commencement Date shall have the meaning set forth in Section 7.33.

First Amendment shall have the meaning set forth in the Recitals to this Agreement.

Fixed Charge Coverage Ratio shall mean the ratio of (i) the sum of Borrower’s Rolling Four-Quarter EBITDA, plus Net Income Bonus to the extent accrued by Borrower and not paid minus taxes, plus or minus any non-cash items, minus any Restricted Payments minus unfunded maintenance Capital Expenditures (to the extent such payments have not already been subtracted in determining EBITDA) to (ii) the sum of the principal on long-term Indebtedness due during the twelve month period ending as of the applicable measurement date, plus Interest Expense, all calculated for the Borrower in accordance with GAAP. Notwithstanding the foregoing, for the first four testing periods commencing with the testing period on the Financial Covenant Commencement Date, the sum of the principal on long-term Indebtedness due during the twelve month period ending as of the applicable measurement date shall not include the $2,000,000 portion of the Principal Paydown made from the Debt Service Fund Account.

Fourth Amendment shall have the meaning set forth in the Recitals to this Agreement.

GAAP means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (i) is required to implement such change, or (ii) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is herein referred to as a “Required GAAP Change”), provided that the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable.

Governmental Approvals shall have the meaning set forth in Section 4.12.

Ground Lease shall mean that certain Amended and Restated Ground Lease Agreement dated as of November 3, 2006 by and between Bunge Milling, Inc. and BCA, as assigned by BCA and assumed by Borrower pursuant to that certain First Amendment, Assignment and Assumption and Consent to Assignment of Ground Lease and Conveyance of Leasehold Improvements dated May 9, 2008, and as amended by that certain Second Amendment to Ground Lease dated July 7, 2010, and all amendments, modifications, replacements and restatements thereof.

Guarantor shall mean REG, or any other Person who becomes a guarantor of all or any portion of the Obligations, each referred to individually as Guarantor and collectively as the Guarantors.

Hazardous Materials shall mean and include gasoline, petroleum, asbestos (asbestiform varieties of chrysotile; crocidolite; amosite; anthophyllite; tremolite; and actinolite), explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any law, statutes, ordinances, rules and regulations of any governmental authority having jurisdiction over the Property or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other substance, regardless of physical form, that is subject to any other Law or other past or present requirement of any governmental authority regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, property, or the reasonable enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, any form of energy, any form of contaminant, or from any other source.

IFA shall mean the Illinois Finance Authority.

Improvements shall mean all improvements at the Property and all equipment at the Property.

Indebtedness shall mean, without duplication, (i) obligations for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as an obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss; (ii) all other obligations or items which, in accordance with GAAP, would be shown on the liability side of a balance sheet as of the date of occurrence thereof; (iii) the face amount of all letters of credit issued and, without duplication, all drafts drawn thereunder; (iv) all obligations secured by any lien on any property or asset; (v) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which, obligations the Borrower is liable, contingently or otherwise, as an obligor, guarantor or otherwise, or in respect of which obligations the Borrower otherwise assures a creditor against loss; and (vi) unfunded vested benefits under each Plan maintained for employees of the Borrower.

Interest Expense shall mean, for a fiscal year-to-date period, the total gross interest expense of Borrower during such period, and shall in any event include (i) interest expensed (whether or not paid) on all Indebtedness, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

Inventory shall mean all of the Borrower’s inventory, as such term is defined in the Code, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

Landlord shall mean Bunge Milling, Inc.

Landlord and Mortgagee Agreement shall mean that certain Landlord and Mortgagee Agreement dated as of May 9, 2008 executed by Landlord in favor of Lender, upon terms and conditions to Lender, and all amendments, modifications, replacements and restatements thereof.

Laws shall mean, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leasehold Mortgage shall mean the Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated May 9, 2008, as modified by that certain Corrective Amendment to Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated December 23, 2008 and further modified as of even date herewith, given by Borrower to Lender encumbering Borrower’s leasehold interest in the Property and securing the Obligations, all amendments, modifications, replacements and restatements thereof.

Lender shall have the meaning set forth in the Recitals to this Agreement.

Liabilities shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

LIBOR shall mean the fluctuating rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) being asked on thirty (30) day Eurodollar deposits, as reported on page Reuters Screen LIBOR01 Page or any successor thereto, (or any successor) as determined by Lender at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Lender then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

Loan shall mean the Construction/Term Loan.

Loan Account shall mean the loan accounts established on the books of Lender pursuant to Section 2.4 hereof and in which Lender will record all payments made on the Loan and other appropriate debits and credits as provided by this Agreement with respect to the Borrower.

Loan Agreement shall have the meaning set forth in the Recitals to this Agreement.

Loan Documents shall mean this Agreement, the Loan Agreement, the Construction/Term Loan Note, the Leasehold Mortgage, the Debt Service Fund Guaranty, the Landlord and Mortgagee Agreement, the Assignment of Management and Operational Services Agreement, the Assignment of Services Agreement, the Assignment of Tolling Agreement, the Renewable Fuels Grant Account Agreement, financing statements and all other documents, instruments and agreements which evidence, secure or are otherwise executed in connection with the Loan, including all amendments, modifications, replacements, restatements, renewals and extensions thereof.

Management and Operational Services Agreement or, in the alternative, the MOSA shall mean that certain Management and Operational Services Agreement dated May 9, 2008 and as amended by that certain First Amendment to Management and Operational Services Agreement dated November 25, 2009, by and between Borrower, REG Services Group, LLC, an Iowa limited liability company (“REG Services”), and REG Marketing & Logistics Group, LLC, an Iowa limited liability company (“REG Marketing”), and all amendments, modifications, replacements and restatements thereof, which as of the date hereof provides for a $75,000.00 Monthly Fee (as defined therein) to REG Services.

Modification Documents shall have the meaning set forth in Section 5.1(b).

Money Borrowed shall mean the sum of (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property and/or the Improvements; (iii) Indebtedness that constitutes a capitalized lease obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

Net Income shall mean, for any period of calculation, the net income of Borrower as determined in accordance with GAAP.

Net Income Bonus shall mean the annual six percent (6%) bonus payable by Borrower to REG Services pursuant to the Management and Operational Services Agreement and as more fully defined therein.

Net Insurance Proceeds shall have the meaning set forth in Section 7.10(c).

Note shall mean the Construction/Term Loan Note.

Obligations shall mean the Loan and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary, or secondary, due or to become due, now or hereafter arising and however acquired, and all replacements, renewals, extensions at modifications of any of the foregoing. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and any other sums chargeable to Borrower under any of the Loan Documents. The term also includes any of the foregoing that arise after the filing of a petition by or against the Borrower under any bankruptcy or similar law, even if the Obligations do not accrue because of the automatic stay under Bankruptcy Code §362 or otherwise.

OFAC shall have the meaning set forth in Section 7.45.

Operation Documents shall mean, collectively, the Management and Operational Services Agreement and the Services Agreement, and all amendments, modifications, replacements and restatements thereof.

Permitted Indebtedness shall mean, without duplication, any of the following:

(i) Indebtedness to trade creditors incurred in the ordinary course of Borrower’s business;

(ii) Indebtedness to Lender, including, without limitation, the Obligations;

(iii) [Intentionally omitted]

(iv) [Intentionally omitted]

(v) Indebtedness relating to hedging agreements in the ordinary course of Borrower’s business;

(vi) [Intentionally omitted]

(vii) any other Indebtedness of Borrower in an amount not exceeding an outstanding amount of $250,000.00 at any one time;

(viii) Indebtedness under the Ground Lease and under personal property leases permitted pursuant to this Agreement or otherwise consented to by Lender in writing;

(ix) [Intentionally omitted]

(x) [Intentionally omitted]

(xi) other Subordinated Indebtedness approved in advance by Lender in writing.

Permitted Liens shall mean any of the following:

(i) the encumbrances and other exceptions raised in the Title Policy;

(ii) liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books;

(iii) liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(iv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of the Borrower’s business;

(v) liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of the Borrower’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books;

(vi) purchase money security interests for the purchase of equipment to be used in the Borrower’s business, securing solely the equipment so purchased, and which do not exceed in the aggregate at any time outstanding $250,000.00, and which do not violate any provision of this Agreement;

(vii) [Intentionally omitted]

(viii) leases of equipment and other personal property permitted pursuant to this Agreement; and

(ix) rights of way, zoning restrictions, easements and similar encumbrances affecting the Borrower’s real property which do not materially interfere with the use of such property.

Person shall mean an individual, corporation, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

Plan shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) now or hereafter maintained for employees of Borrower.

Prime Rate shall mean the rate of interest announced publicly by Lender from time to time as its prime rate or other designation in replacement of the prime rate announced by Lender. Such rate may not necessarily be the lowest interest rate offered by Lender.

Principal Paydown shall mean Borrower’s principal payment of $6,243,200.00 to be made on or before the Effective Date.

Prohibited Persons shall have the meaning set forth in Section 7.45.

Property shall have the meaning set forth in the Recitals to this Agreement.

Rate Management Agreement shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including, without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

Rate Management Obligations shall mean any and all obligations of Borrower to Lender or any affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

Receivership Action shall have the meaning set forth in Section 8.2(e).

REG shall mean Renewable Energy Group, Inc., a Delaware corporation.

REG Ventures shall mean REG Ventures, LLC, an Iowa limited liability company.

REG Ventures Subordinated Indebtedness shall mean that certain indebtedness of Borrower to REG Ventures pursuant to that certain Subordinated Loan Agreement dated as of May 9, 2008, and evidenced by that certain Convertible Secured Subordinated Note dated as of May 9, 2008, and as converted to limited liability company units of Borrower and discharged March 1, 2010.

Renewable Fuels Grant shall mean a grant from the DCEO to BCA under the DCEO’s Renewable Fuels Grant program in an amount not less than $4,000,000.00, as assigned to Borrower pursuant to that certain Asset Purchase Agreement and that certain Novation and Assignment Agreement each dated as of May 9, 2008 by and among Borrower, BCA and DCEO.

Renewable Fuels Grant Account shall mean that certain interest bearing escrow account containing the proceeds of the Renewable Fuels Grant.

Renewable Fuels Grant Account Agreement shall mean that certain Renewable Fuels Grant Account Agreement and Pledge dated as of May 9, 2008 by and between Borrower and Lender, and all amendments, modifications, replacements and restatements thereof.

Renewable Fuels Grant Agreement shall mean that certain agreement dated as of November 1, 2006 by and between BCA and DCEO governing the Renewable Fuels Grant, as assigned to Borrower pursuant to that certain Novation and Assignment Agreement dated as of May 9, 2008 by and among Borrower, BCA and DCEO, and as amended and/or modified from time to time, including, without limitation, pursuant to that certain Request for Modification/Waiver dated May 9, 2008 from Borrower to DCEO, and all amendments, modifications, replacements and restatements thereof.

Reserve Percentage shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Restricted Payment shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, except as permitted in this Agreement. The definition shall further include (i) any payments, other than payments made in the ordinary course of business (including the Monthly Fee under the MOSA), to Affiliates of REG by Borrower, including under any debt owed to an Affiliate of REG by Borrower, which debt must be memorialized under formal promissory notes containing commercially reasonable interest rates and amortization schedules and be fully subordinated to Borrower’s Obligations to Lender and (ii) any Net Income Bonus payments made pursuant to the MOSA.

Revolving Credit Loan shall have the meaning set forth in the Recitals to this Agreement.

Rolling Four-Quarter EBITDA shall mean, as to any Person, such Person’s EBITDA for the previous four (4) fiscal quarters measured as of the last day of the last fiscal quarter then ended.

Rolling Four-Quarter Period shall mean, the period consisting of the previous four (4) fiscal quarters measured as of the last day of the last fiscal quarter then ended.

Second Amendment shall have the meaning set forth in the Recitals to this Agreement.

Security Agreement shall mean the Security Agreement executed by Borrower on May 9, 2008 in favor of Lender and by which such party granted to Lender, as security for the Obligations, a security interest in all presently owned or hereafter acquired personal property of the Borrower, including, without limitation, all Inventory, Accounts, equipment and general intangibles of the Borrower, and all amendments, modifications, replacements and restatements thereof.

Services Agreement shall mean that certain Services Agreement dated May 9, 2008 by and between Borrower and Bunge North America, Inc., and all amendments, modifications, replacements and restatements thereof.

Subordinated Indebtedness shall mean Indebtedness, whether now existing or hereafter occurring, which is subordinated to the Obligations pursuant to the terms of a subordination agreement satisfactory to Lender in its sole discretion.

Subsidiary shall mean any subsidiary of the Borrower.

Tangible Assets shall mean the total of all assets appearing on a balance sheet of the Borrower prepared in accordance with GAAP (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for Depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits, deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, Affiliates, officers or employees of the Borrower, but excluding from such deduction any receivable due from REG Marketing in the ordinary course of business.

Tangible Net Worth shall mean at any time the total of Tangible Assets minus Liabilities.

Tax Distributions shall mean the amount Borrower reasonably estimates (assuming actual federal and state individual tax rates) would equal the federal and state income tax payable as a consequence of allocation of income of Borrower to the member(s) and any Affiliate of such member(s) for the immediately preceding calendar year.

Third Amendment shall have the meaning set forth in the Recitals to this Agreement.

Title Company shall mean First American Title Insurance Company.

Title Policy shall have the meaning set forth in Section 5.1(r).

Tolling Agreement shall mean that certain REG Danville, LLC Toll Processing Agreement dated on or about the date hereof and effective as of November 1, 2011, by and between Borrower and REG Marketing.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in preparation of the financial statements referred to in this Agreement, and all financial data pursuant to the Agreement shall be prepared in accordance with such principles.

1.3 Computation of Time. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.

SECTION 2. THE LOAN

2.1 Construction/Term Loan.

(a) Loan Amount. On the basis of the representations, warranties and covenants of Borrower contained herein and subject to the terms and conditions set forth herein and in the other Loan Documents, Lender agrees to renew the Construction/Term Loan to Borrower in the current aggregate maximum amount of Sixteen Million Thirty-Nine Thousand Two Hundred Four and 70/100 Dollars ($16,039,204.70).

(b) Intentionally Omitted.

(c) Intentionally Omitted.

2.2 Intentionally Omitted.

2.3 Loan to Constitute One Obligation.

(a) The Loan and all other Obligations of Borrower shall constitute one general obligation of Borrower and shall be secured by Lender’s security interest in and lien upon all of the Collateral, and by all other security interests and liens heretofore, now or at any time or times hereafter granted by Borrower to Lender.

(b) To the fullest extent permitted by law, the Borrower hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations, and any requirement that Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Guarantor or any other Person or any Collateral. The liability of the Borrower under this Section 2.3 shall be absolute and unconditional irrespective of:

(i) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, the Note or any of the other Loan Documents;

(ii) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(iii) any other circumstance which might otherwise constitute a defense available to, or discharge of, Guarantor.

2.4 Loan Account.

(a) Lender shall record in the Loan Account all payments made by Borrower on account of the Construction/Term Loan and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to a Borrower hereunder.

(b) Intentionally Omitted.

2.5 Rate Management Agreement. In the event that Borrower elects to enter into a Rate Management Agreement, such Rate Management Agreement shall constitute additional Obligations hereunder secured by the Collateral

2.6 Intentionally Omitted.

SECTION 3. INTEREST; PAYMENTS; FEES AND RESERVES; TERM

3.1 Interest Rate.

(a) Construction/Term Loan. Subject to the terms and provisions of this Agreement, the principal amount outstanding at the end of each day on the Construction/Term Loan Note shall bear interest from and after the date hereof until the Construction/Term Loan Maturity Date at a fluctuating rate per annum equal to the LIBOR rate plus 5.00%. Lender shall not be obligated to give notice of any change in the LIBOR rate. Any adjustment to the interest rate pursuant to the terms of this Agreement shall be determined solely by the Lender one banking day prior to the date of adjustment.

(b) Intentionally Omitted.

(c) Default Rate. Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of the Obligations shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at a rate per annum equal to the Default Rate.

(d) Computation of Interest. All interest payable under the Construction/Term Loan shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

(e) Change in Law. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this subsection, the term “Lender” shall include the office or branch where Lender or any corporation or bank then controlling Lender maintains the Loan) to maintain the Loan, or if Lender is unable to determine LIBOR, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Lender, impracticable to fund therein the Loan at the rate described above, or make the projected LIBOR unreflective of the actual costs of funds therefor to Lender, then interest shall accrue on the Loan outstanding at the end of each day at a fluctuating rate per annum equal to the Prime Rate plus 2.50%.

3.2 Payments.

(a) Construction/Term Loan. The principal amount and accrued interest of the Construction/Term Loan Note shall be due and payable on the dates and in the manner hereinafter set forth: (i) commencing on December 1, 2011 and continuing on the first day of each month thereafter until (but not including) the Construction/Term Loan Maturity Date, Borrower shall make equal monthly payments of principal in the amount of $150,000.00 and (ii) on the Construction/Term Loan Maturity Date, the entire outstanding principal balance and accrued interest on the Construction/Term Loan Note shall be due and payable.

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Business Day Payment Date. In the event the date of any required payment falls on a non-Business Day, then such payment may be made on the next succeeding Business Day.

(e) Semi-Annual Cash Flow Recapture. In addition to the other payments required above, Borrower shall make semi-annual principal payments on the outstanding balance of the Construction/Term Loan Note during the term of this Agreement, in amounts equal to fifty percent (50%) of Borrower’s Excess Cash Flow as of June 30 and December 31, beginning December 31, 2011, with the payment on December 31, 2011 to be based on Borrower’s Excess Cash Flow for the 2011 calendar year, while subsequent payments shall be based on the preceding six month period. Such mandatory principal payments are to be made within ten (10) Business Days following the due date for delivery by Borrower to Lender of the financial statements required by Section 7.12(a)(ii) for June and Section 7.12(a)(iii) for December, and each such payment shall be applied to the installments of principal due under the Construction/Term Loan Note in the inverse order of their maturities until payment thereof in full.

3.3 Voluntary Payment.

(a) Construction/Term Loan. Borrower may prepay the Construction/Term Loan in full or in part at any time, provided that any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon. Any prepayment shall be applied to the principal installments in the inverse order of their maturities.

(b) Intentionally Omitted.

3.4 Intentionally omitted.

3.5 Fees.

(a) Fee. On the Effective Date, the Borrower shall pay to the Lender a fully earned and non-refundable fee in an amount equal to $150,000.00. Such fee shall be in consideration of Lender agreeing to waive as a requirement of the Construction/Term Loan that the IFA provide a guaranty of the Construction/Term Loan to Lender.

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Late Fee. If any payment of principal, interest or any other amount hereunder is not paid within fifteen (15) days after it is due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment.

(e) Intentionally Omitted.

(f) Intentionally Omitted.

(g) Debiting Accounts with Lender for Payment of Fees. The Borrower authorizes the Lender to debit any account maintained by Borrower with Lender for any and all fees and charges due hereunder. The Lender agrees to provide written notice to Borrower of all such fees and charges; provided, however, that Lender’s failure to provide such notice shall in no way reduce or affect such fees and charges.

3.6 Intentionally Omitted.

3.7 Intentionally Omitted.

3.8 Increased Costs. In the event that any governmental authority subjects Lender to any new or additional charge, fee, withholding or tax of any kind with respect to the Loan hereunder or changes the method of taxation of the Loan or changes the reserve or deposit requirements applicable to the Loan, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such cost of lost income resulting therefrom as reasonably determined by the Lender.

3.9 Term of Agreement. Subject to the terms of this Agreement, Lender’s obligation to renew the Construction/Term Loan hereunder shall be in effect for a period from the Effective Date through and including the Construction/Term Loan Maturity Date. All indemnities given by Borrower to Lender under any of the Loan Documents shall survive the repayment of the Construction/Term Loan and the termination of this Agreement.

3.10 Acknowledgement of IFA Refund. Borrower acknowledges and agrees that the $28,697.28 paid to Lender by the IFA, on or about the Effective Date, may and shall be retained by Lender.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BORROWER. To induce Lender to enter into this Agreement, and to renew the Construction/Term Loan, Borrower represents and warrants and, so long as any amount of the Loan remains unpaid or this Agreement remains in effect, shall be deemed to continuously represent and warrant as follows:

4.1 Organizational Status; Authorizations. Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to consummate the transactions contemplated hereby. Borrower has full power and authority to execute, deliver and perform all Loan Documents, and such execution, delivery and performance (a) has been duly authorized by all requisite action on the part of Borrower, (b) does not contravene (i) the Borrower’s certificate of formation or operating agreement, or (ii) any law or contractual restriction binding on or affecting the Borrower or its properties and (c) does not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral other than any such lien in favor of Lender. Borrower is duly authorized to own and develop the Property and the Improvements, to operate the Biodiesel Plant to enter into the transactions contemplated by the Loan Documents and to pledge and assign and grant liens and security interests as contemplated by the Loan Documents. Borrower has obtained all licenses and permits and has filed all registrations necessary to the operation of its business (except where the failure to so qualify or to obtain such licenses or permits would not materially and adversely affect the actual or prospective business, financial condition or operations of the Borrower). This Agreement and the other Loan Documents and the provisions contained herein and therein are and will be the valid and legally enforceable obligations of Borrower in accordance with their terms. Borrower has done everything necessary to comply with all applicable Laws in all material respects. Borrower’s federal tax identification number is 20-2760722.

4.2 Intentionally omitted.

4.3 No Actions. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, the Property or the Improvements, or involving the validity or enforceability of the Loan Documents or the priority of the lien of the Leasehold Mortgage, at law or in equity, or before or by a governmental authority. To the Borrower’s knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

4.4 No Breach. The consummation of the transactions hereby contemplated and performance of this Agreement will not result in any breach of, or create a default under, any deed to secure debt, mortgage, deed of trust, indenture, security agreement, lease, bank loan or credit agreement, contract, articles of organization, operating agreement, joint venture agreement, partnership agreement or other instruments to which Borrower is a party or by which it may be bound or subject

4.5 Ownership of Property; No Liens. (a) Borrower has (i) good and marketable title to its leasehold interest in the Property and (ii) good and marketable title to its fee interest in the Improvements, and (b) the Property and the Improvements shall be free and clear of all liens, claims, charges and encumbrances of every type or nature, except for the lien created by the Loan Documents and Permitted Liens. Borrower shall be the owner of the fee interest in the Improvements at the Property at all times.

4.6 Utilities Available. All utility services necessary for the operation of the Biodiesel Plant for its intended purposes are all available at the boundary of the Property including water supply, storm and sanitary sewer facilities, electric and telephone facilities, and Borrower has connected all utility services needed for operation of the Biodiesel Plant or related operations.

4.7 Access. All roads necessary for ingress and egress to the Property and for the full utilization of the Improvements for their intended purposes including all streets, gutters and curbs have been installed and completed by Borrower (to the extent Borrower was responsible for same) with the approval of the appropriate governmental authority.

4.8 No Defaults; Complete Copies. There is no default on the part of Borrower under this Agreement, the Note, the other Loan Documents, the Ground Lease, or the Operation Documents, and no event has occurred and is continuing which with notice or the passage of time or either would constitute a default under any of the aforesaid instruments. The copies of the aforesaid agreements furnished to date to Lender are true, correct and complete copies thereof and all such agreements are all in full force and effect.

4.9 Financial Statements. In regards to any financial statements delivered to Lender at any time with respect to Borrower, Borrower represents that the same are true and correct in all material respects, and fairly present the respective financial conditions of Borrower as of the respective dates thereof, no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof and no additional borrowings have been made by Borrower since the date thereof other than borrowing contemplated hereby or approved by Lender.

4.10 Leases. Borrower has no interest in any existing leases (excluding personal property leases where the scheduled lease payments per calendar year do not exceed $100,000.00) other than the Ground Lease and the personal and real property leases described in Schedule 4.10 attached hereto, which schedule shall be updated by Borrower at the time of any material change in the leases described therein and which revised schedule shall be promptly furnished to Lender.

4.11 Environmental Matters.

(a) Except as discussed in the environmental reports set forth in Schedule 4.11 attached hereto (i) to the best of Borrower’s knowledge, the Improvements, the Property and the operations conducted thereon do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise), including without limitation all applicable zoning ordinances and building codes, flood disaster laws and Environmental Laws and regulations; (ii) without limitation of clause (i) above, to the best of Borrower’s knowledge, the Property and the operations conducted thereon by Borrower or any current or prior owner or operator of such real property or operation, are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Laws; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of the Property, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed; (iv) to the best of Borrower’s knowledge, all Hazardous Materials and solid wastes generated at the Property have in the past been and shall continue to be transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under RCRA, where required, and any other Environmental Laws, which carriers and facilities have been and are, to the best of Borrower’s knowledge, operating in compliance with such permits; (v) Borrower has taken reasonable steps necessary to determine, and has determined, that no Hazardous Materials or solid wastes have been disposed of or otherwise released and there has been no threatened release of Hazardous Materials or solid wastes on or to the Property except in compliance with Environmental Laws and except as disclosed in the environmental reports set forth in Schedule 4.11; (vi) Borrower has no material contingent liability in connection with any release or threatened release of any Hazardous Materials or solid wastes into the environment and except as disclosed in the environmental reports set forth in Schedule 4.11; and (vii) the use which Borrower makes or intends to make of the Property will not result in the unlawful or unauthorized disposal or other release of any Hazardous Materials or solid wastes on or to the Property. The terms “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden such meanings, then such broadened meanings shall apply subsequent to the effective date of such amendment, and provided further, that, to the extent the laws of any state in which any of the Property is located establish a meaning for “release”, “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply with regard to the Property.

(b) Borrower is in compliance in all material respects with all federal, state, and local Environmental Laws applicable to the Property and has not been cited for any violation of any federal, state, and local Environmental Laws applicable to the Property and there has been no “release or threatened release of a hazardous substance” (as defined by CERCLA) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Property other than as permitted under the applicable Environmental Law. All Hazardous Materials and solid wastes generated at the Property have and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Laws where required.

4.12 Compliance. The use of the Biodiesel Plant as an industrial plant for the production of biodiesel fuel does not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record or agreements affecting the Property, the Improvements or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to use the Improvements is to any extent dependent upon any real estate other than the Property. Without limiting the generality of the foregoing, all consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required to operate the Biodiesel Plant have been obtained, except to the extent that failure to obtain any Governmental Approval would not have a material adverse effect on Borrower, the Improvements and/or the ability of Borrower to pay and/or perform the Obligations, and all Laws relating to the operation of the Improvements have been complied with in all material respects. No building or other improvement encroaches upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Property, and the use of the Improvements complies with all requirements of governmental authorities and any restrictive covenants to which the Property may be subject.

4.13 Brokerage Fees. No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan.

4.14 No Margin Stock; No Plan Assets. The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended. Borrower is not a party in interest to any plan defined or regulated by ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan by ERISA or Section 4975 of the Internal Revenue Code.

4.15 Investments. Borrower has no loans to or investments in any Person.

4.16 Existing Indebtedness. Borrower has no Indebtedness other than Permitted Indebtedness.

4.17 Insolvency. After the Effective Date, Borrower will not be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

4.18 Taxes. Borrower has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by Borrower except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

4.19 Negative Pledges. Borrower is not a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any mortgage, pledge, lien, security interest or other encumbrance upon any of the Collateral in favor of Lender.

4.20 Intellectual Property. All of Borrower’s material licenses, patents, copyrights, trademarks and trade names and all of the Borrower’s applications for any of the foregoing are set forth on Schedule 4.20. As of the Effective Date, Borrower shall not have any federally registered patents, copyrights or trademarks. There is no action, proceeding, claim or complaint pending or, to the best of the Borrower’s knowledge, threatened to be brought against Borrower by any Person which might jeopardize Borrower’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications.

4.21 Outstanding Guaranties. Borrower has no guaranties outstanding, other than the endorsement of instruments for collection in the ordinary course of business.

4.22 REG Ventures Subordinated Indebtedness. Borrower acknowledges that the REG Ventures Subordinated Indebtedness was discharged pursuant to the conversion of the REG Subordinated Indebtedness into limited liability units of Borrower effective March 1, 2010 and that there is no Subordinated Indebtedness existing as of the Effective Date or other Indebtedness other than Permitted Indebtedness existing as of the Effective Date.

SECTION 5. CONDITIONS PRECEDENT TO THIS AGREEMENT

5.1 Conditions Precedent to Lender’s Obligation to Modify the Loan Pursuant to This Agreement. Lender shall not be obligated to modify the Loan pursuant to the terms of this Agreement unless the following conditions precedent shall have been satisfied:

(a) Payment of Principal. Borrower shall have made the Principal Paydown on or before the Effective Date, which shall have been applied by Lender to the outstanding principal balance of the Construction/Term Loan, resulting in the current amount of the Construction/Term Loan Commitment. Borrower and Lender hereby agree that $2,000,000.00 of the Principal Paydown shall be made by Lender applying the $2,000,000.00 in the Debt Service Fund Account to the principal amount of the Construction/Term Loan, and both Borrower and Lender covenant to such application notwithstanding anything provided in the Loan Documents to the contrary.

(b) Modification Documents. Lender shall have received the following documents (collectively, and together with this Agreement, the “Modification Documents”), duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to Lender and its counsel:

(i) First Amendment to Construction/Term Loan Note;

(ii) Leasehold Mortgage Modification Agreement;

(iii) Assignment of Tolling Agreement;

(iv) Ratification of Assignment of Services Agreement;

(v) Ratification of Security Agreement

(vi) Ratification of Assignment of Management and Operational Services Agreement; and

(vii) Debt Service Fund Guaranty.

(c) Governing Instruments. Lender shall have received from Borrower a copy of the Certificate of Formation of Borrower certified as being true and correct by the Secretary of State of the State of Delaware, a certified copy of Borrower’s Operating Agreement (and all amendments thereto), a certificate of a member or manager of Borrower as to the incumbency and signature of each representative of Borrower that has executed any document on behalf of Borrower in connection with the transactions contemplated by this Agreement, and such other documents, instruments, agreements and certificates as Lender may reasonably request with respect to Borrower.

(d) Good Standing and Resolutions. Lender shall have received from Borrower: (i) a good standing certificate from the Secretary of State of the State of Delaware, (ii) certified resolutions authorizing the transactions contemplated by the Modification Documents in form and content satisfactory to Lender, and (iii) such other documents, instruments and certificates as Lender may reasonably request.

(e) Legal Opinions. Lender shall have received the following legal opinion letter each in form and content satisfactory to Lender and its counsel:

(i) An opinion letter delivered by counsel for Borrower and counsel for REG, which opinion shall include, without limitation, (1) an opinion that Borrower is duly organized, validly existing and duly authorized to enter into the Modification Documents and to perform all of the transactions contemplated by such Modification Documents, (2) an opinion that REG is duly organized, validly existing and duly authorized to enter into the Debt Service Fund Guaranty and to perform all of the transactions contemplated by the Debt Service Fund Guaranty, (3) the Loan Documents and Modification Documents executed and delivered by Borrower and REG are enforceable against Borrower and REG, as applicable, subject to and limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and application of general principles of equity.

(f) Tolling Agreement. The Tolling Agreement shall be fully executed as of the Effective Date and remain in full force and effect and enforceable against both Borrower and REG Marketing through the Construction/Term Loan Maturity Date. The Tolling Agreement shall at all times include tolling fees payable to Borrower by REG Marketing of not less than the following:

(i) $1.00 per gallon for up to 1,000,000 gallons of monthly production;

(ii) $0.40 per gallon for the next 250,000 gallons of monthly production;

(iii) $0.30 per gallon for the next 250,000 gallons of monthly production; and

(iv) $0.20 per gallon thereafter.

Neither Borrower nor REG Marketing shall amend, modify or terminate the Tolling Agreement without Lender’s prior written consent, which consent shall not be unreasonably withheld.

(g) Debt Service Fund Guaranty. The Debt Service Fund Guaranty shall be fully executed by REG and enforceable as of the Effective Date.

(h) Financial Statements and Financial Projections. Lender shall have received and approved the financial projections of Borrower and certified copies of current financial statements of the Guarantor.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Intentionally Omitted.

(l) Intentionally Omitted.

(m) Insurance Policies. Lender shall have received and approved certificates with respect to of all insurance policies, along with any and all required endorsements and certificates thereto, as required by this Agreement and the Loan Documents.

(n) Compliance. Neither Borrower nor Lender shall have received any notice that claims or asserts that there has been a failure to comply with or a breach of any of the approvals or authorizations required hereunder.

(o) No Default. No Event of Default shall have occurred and be continuing under this Agreement or under any other Loan Document. Borrower represents that no event has occurred and is continuing which with notice or the passage of time or either would constitute a default or an Event of Default under any of the aforesaid instruments.

(p) Intentionally Omitted.

(q) Intentionally Omitted.

(r) Title Policy Endorsement. The Title Company shall have issued to Lender a proforma date down endorsement to Policy Number 345480 dated May 20, 2008 (the “Title Policy”) and will issue any further updates or endorsements as Lender may reasonably request.

The Title Policy must remain in full force and effect, enforceable against the Title Company in accordance with its terms, except to the extent that such Title Policy is canceled or terminated solely due to Lender’s gross negligence or willful misconduct.

(s) Intentionally Omitted.

(t) Intentionally Omitted.

(u) Renewable Fuels Grant. Lender shall have received evidence reasonably satisfactory to Lender of the status of the Renewable Fuels Grant.

(v) Intentionally Omitted.

(w) Intentionally Omitted.

(x) Intentionally Omitted.

(y) Representations and Warranties True. Borrower’s representations and warranties shall be and remain true and correct in all material respects.

(z) Intentionally Omitted.

(aa) Confirmations. If required by Lender in the exercise of its commercially reasonably judgment, Lender shall have received and approved written confirmation from Guarantor reaffirming its obligations under the Debt Service Fund Guaranty.

(bb) No Proceedings or Investigations. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of the transactions contemplated hereby.

(cc) No Material Adverse Change. There shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or the existence or value of any Collateral, or any event, which would reasonably be expected to materially and adversely affect the actual or prospective business, financial condition or operations of Borrower.

(dd) Lender’s Receipt of Documents or Data. Lender shall have received such other further documents, data or information with respect to the Improvements, and Property, as Lender may reasonably request, including, without limitation, subordination agreements, attornment agreements and consents from any entities involved in the Loan transaction, all in form and content satisfactory to Lender.

(ee) Borrower’s Payment of Fees. Borrower shall have paid all legal fees and other closing or like costs and expenses of Lender which the Borrower is obligated to pay hereunder.

5.2 Intentionally Omitted.

5.3 Intentionally Omitted.

5.4 Intentionally Omitted.

SECTION 6. INTENTIONALLY OMITTED.

SECTION 7. COVENANTS OF BORROWER.

Borrower (in addition to and not in derogation of its covenants contained in any of the other Loan Documents) covenants and agrees, from the date hereof and for so long as the Loan or any portion thereof is outstanding, and unless Lender otherwise consents in writing, as follows:

7.1 Prohibition of Transfers and Amendments to Borrower’s Operating Agreement. Borrower shall not (a) convey or, except for Permitted Liens, further encumber the Property or any Improvements in any way without the prior written consent of Lender, or (b) dispose of any of the Collateral without the prior written consent of Lender, except for (i) the sale of Inventory in the ordinary course of Borrower’s business and (ii) the disposition of obsolete equipment not used or useful in the Borrower’s business, provided, that such equipment is replaced by equipment of equal or greater value. Except as provided in this Section, Borrower shall not (a) materially amend its operating agreement, articles of organization or any of its organizational documents without the prior written consent of Lender, or (b) permit (i) REG or any of its

Affiliates that is a member of Borrower or (ii) any member of Borrower with a greater than eight percent (8%) equity interest in Borrower, to withdraw, voluntarily or involuntarily, as a member from the Borrower; provided, however, that notwithstanding anything set forth herein to the contrary, REG may transfer its equity interests in Borrower to a wholly-owned subsidiary of REG (the “REG Transferree Entity”) if the following conditions precedent are satisfied (i) Borrower shall cause REG to provide notice of such transfer to Lender at least fifteen (15) Business Days prior to such transfer (the “Equity Transfer Notice”) and (ii) if required by Lender after receipt of the Equity Transfer Notice (which requirement shall be evidence by a written notice provided by Lender to Borrower within the fifteen (15) Business Day period prior to the transfer to the REG Transferee Entity), the REG Transferee Entity is added as a guarantor under the Debt Service Fund Guaranty.

7.2 Conduct of Business. Borrower shall maintain in full force and effect its organizational existence, good standing and right to transact business in those states in which it is now or may hereafter be doing business. Borrower shall obtain and maintain all licenses, permits, registrations, bonds, franchises, leases, patents, contracts and other rights necessary to the operation of its business, including, without limitation, the operation of the Biodiesel Plant, including, without limitation, all notices, permits or licenses, if any, filed or obtained with regard to compliance with Environmental Laws, except where the failure to do any of the foregoing would not have a material adverse effect on Borrower, the Improvements or Borrower’s ability to pay and/or perform the Obligations.

7.3 Comply with Requirements. Borrower will comply promptly with any and all Laws and any other requirements of any governmental authority relating to the Property or the Improvements, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Borrower, the Biodiesel Plant, the Improvements or Borrower’s ability to pay and/or perform the Obligations.

7.4 Inspection. Borrower will permit Lender to enter upon the Property to inspect the Property and the Improvements.

7.5 Reimbursement of Expenses. Borrower shall pay on demand all costs and expenses in connection with the preparation, negotiation, execution, delivery, filing, recording and administration of the Loan Documents. In addition, but not as a limitation, Borrower will pay:

(a) all taxes and recording expenses, including all intangible, registration and stamp taxes, if any;

(b) title insurance premiums, appraiser fees and environmental audit fees;

(c) fees due to brokers in connection with the Property or this Agreement;

(d) all reasonable legal fees and expenses, including, without limitation, Lender’s counsel’s fees and expenses for services performed and sums advanced in connection with this loan transaction;

(e) [Intentionally omitted];

(f) all fees and out-of-pocket expenses of Lender in connection with any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Loan Documents or Borrower’s affairs;

(g) all fees and out-of-pocket expenses of Lender in connection with any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents; and

(h) all fees and out-of-pocket expenses of Lender in connection with any attempt to inspect, verify, protect, preserve, restore, collect, sell, manufacture, liquidate or otherwise dispose of or realize upon the Collateral.

All costs, expenses and fees (including, without limitation, the fees to be paid pursuant to Section 3.5 of this Agreement) shall be payable, on demand, by Borrower to Lender, and shall be additional Obligations hereunder secured by the Collateral and may be funded, if Lender so elects, by Lender debiting any account maintained by Borrower with Lender.

7.6 Intentionally Omitted.

7.7 Intentionally Omitted.

7.8 Structural Defects. Borrower will, upon demand of Lender, correct any structural defect in the Improvements at its own cost.

7.9 Restrictive Covenants. Borrower will comply with all restrictive covenants affecting the Property.

7.10 Insurance.

(a) Borrower at its sole cost and expense shall provide or cause to be provided and shall keep in force at all times for the benefit of Lender, with respect to the Property and the Improvements the following insurance coverages:

(i) [Intentionally omitted];

(ii) insurance against loss of or damage to the Improvements by fire and other hazards covered by so-called “extended coverage” and such other casualties and hazards as Lender shall require from time to time;

(iii) insurance against loss or damage by earthquake in a commercially reasonable amount;

(iv) flood insurance in a commercially reasonable amount if the Property is now or later becomes designated as located in a flood hazard area as described in the Flood Disaster Protection Act of 1973;

(v) comprehensive general public liability insurance against claims for bodily injury, death or property damage; and

(vi) such other insurance on the Property and the Improvements or any replacements or substitutions thereof, as Lender may reasonably require.

The policies of insurance required by this paragraph shall be with companies having at least an A- Class VIII rating by BEST Insurance Reports, and shall be in forms, amounts, limits and coverages and for such periods and subject to such deductibles, as Lender shall require from time to time, and shall insure the respective interests of Borrower and Lender. Such insurance may not be provided in umbrella policies covering more than one property without the prior written consent of Lender. The insurance proceeds thereof (other than the proceeds from the policy required under clause (v) above) shall be payable to Lender pursuant to a non-contributing first mortgage endorsement satisfactory in form and substance to Lender. Original policies and renewals thereof (or satisfactory certificates of insurance) covering the risks provided by this Agreement to be insured against, bearing satisfactory evidence of payment of all premiums thereon, shall be delivered to and held by Lender. At least ten (10) days prior to the expiration of each policy required to be provided by Borrower, Borrower shall deliver renewal policies or certificates to Lender with appropriate evidence of payment of premiums therefore. Al) insurance policies required by this Agreement shall:

(1) include effective waivers by the insurer of all rights of subrogation against any named insured, the indebtedness secured by the Leasehold Mortgage and the Property and all claims for insurance premiums against Lender;

(2) provide that any losses shall be payable to Lender notwithstanding (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupation or use of the Premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement.

(3) provide that no cancellation or reduction in amount in coverage thereof shall be effective until at least twenty (20) days after receipt by Lender of written notice thereof; and

(4) be reasonably satisfactory in all other respects to Lender.

Borrower shall not permit any activity to occur or condition to exist on or with respect to the Biodiesel Plant, Property or the Improvements that would wholly or partially invalidate any of the insurance thereon. Borrower shall promptly notify Lender of any material change in coverage under any insurance policy of Borrower.

(b) Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact and agent, with full power of substitution, for the purpose of making and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment of the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance required above or to pay any premium in whole or in part relating thereto. Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to do so) at any time or times hereafter maintain such action with respect thereto as Lender deems advisable. All sums disbursed to Lender in connection therewith, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Leasehold Mortgage and each of the other Loan Documents which secure the Obligations. Lender agrees not to exercise the power of attorney granted in this subparagraph (b) until the occurrence of an Event of Default.

(c) All proceeds of the insurance required to be obtained by Borrower hereunder, other than those relating to the insurance required under clause (v) of subparagraph (a) hereof, shall be paid to Lender. Lender may deduct from such proceeds any expenses, including, without limitation, reasonable legal fees, incurred by it in connection with adjusting and obtaining such proceeds (the balance remaining after such deduction being hereinafter referred to as the “Net Insurance Proceeds”), and thereafter Lender may, subject to subsection (d) immediately below, apply such proceeds toward the payment or performance of Borrower’s obligations evidenced by this Agreement, the Note or any other Loan Documents, whether or not such obligations are then due, or release such proceeds to Borrower in accordance with the terms and conditions of the Leasehold Mortgage. So long as Borrower shall not be in default hereunder, Borrower shall have the right to participate with Lender in the adjustment and compromise of any claims, but the decision of Lender in any such case shall be binding and conclusive upon Borrower.

(d) In case of any loss covered by insurance or in case of any damage caused by a taking or exercise of eminent domain, notwithstanding anything in this Agreement to the contrary, provided that (i) no Event of Default then exists, (ii) the Construction/Term Loan Maturity Date does not fall within the six (6) month period following the date of the casualty or taking, (iii) in Lender’s good faith judgment the Improvements can be repaired or restored prior to the Construction/Term Loan Maturity Date, (iv) Lender reasonably determines the restoration of the Improvements is economically feasible, (v) Lender reasonably determines that the Borrower’s operation or financial condition will materially benefit from restoration of the collateral, (vi) Borrower is a viable operating entity at the time the loss occurred, and (vii) Borrower deposits with Lender the amount of deficiency, if any, between the estimated cost of (x) restoration or repair and completion of the Improvements (as determined by Lender in its good faith judgment) and (y) the amount of Net Insurance Proceeds, then Lender shall make the Net Insurance Proceeds available to Borrower on the terms and conditions set forth in this Agreement, together with such additional terms and conditions as are customary and as may be reasonably required by Lender in the circumstances. The application of any insurance proceeds toward the payment or performance of the obligations shall not be deemed a waiver by Lender of its right to receive payment or performance of the rest of the obligations and the interest thereon in accordance with the provisions of this Agreement.

(e) To the extent permitted by such policies, in the event of a foreclosure under the Leasehold Mortgage, the purchaser of Borrower’s interest in the Property and the Improvements shall succeed to all of the rights of Borrower, including any right to unearned premiums, in and to all policies of insurance which Borrower is required to maintain under this paragraph and to all proceeds of such insurance.

(f) Pursuant to Mo. Rev. Stat. §427.120, Borrower acknowledges receipt of the following notice: “Unless you [Borrower] provide evidence of the insurance coverage required by your agreement with us [Lender], we may purchase insurance at your expense to protect our interests in your collateral. This insurance may, but need not, protect your interests. The coverage that we purchase may not pay any claim that you make or any claim that is made against you in connection with the collateral. You may later cancel any insurance purchased by us, but only after providing evidence that you have obtained insurance as required by our agreement. If we purchase insurance for the collateral, you will be responsible for the costs of that insurance, including the insurance premium, interest and any other charges we may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to your total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance you may be able to obtain on your own.”

If Borrower fails to maintain any insurance required hereunder or under the other Loan Documents or fails to provide evidence of such insurance as required hereunder or under the other Loan Documents, Lender may, but shall not be obligated to, purchase such required insurance at Borrower’s expense to protect its interests in the Property and the Improvements. This insurance may, but need not, protect Borrower’s interests in the Property and the Improvements. The coverage that Lender purchases shall not be required to pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Property and the Improvements. Borrower may later cancel any insurance purchased by Lender, but only after providing evidence that Borrower has obtained the insurance required hereunder and under any other Loan Document. If Lender purchases insurance for the Property and/or the Improvements, Borrower will be responsible for the costs of the insurance, including the insurance premiums, interest thereon from the date of each such payment or expenditure at the then applicable rate under the Construction/Term Loan Note and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. All sums so paid or expended by Lender, the interest thereon and the other charges in connection therewith shall be added to the Loan and shall be secured by the lien of the Leasehold Mortgage. The costs of the insurance obtained by Lender may be more than the cost of insurance Borrower may be able to obtain on its own. Unless Lender otherwise agrees in writing, Borrower shall pay to Lender the full costs of such insurance, together with the accrued interest thereon and the other charges in connection therewith, within thirty (30) days after “Notice of Placement of Insurance” as required by Mo. Rev. Stat. 427.125,

(g) In addition to the insurance requirements under (a) - (f) of this Section 7.10, Borrower shall maintain all insurance required to be maintained pursuant to the terms of the Ground Lease.

7.11 Governmental Requirements. Borrower will comply with all Environmental Laws and all land use, building, subdivision, zoning. OSHA, pollution, sales practices laws, regulations and similar laws, rules, ordinances and regulations promulgated by any governmental authority and applicable to Borrower’s business, the Property, its development and construction of Improvements and the operation thereof, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Borrower, the Biodiesel Plant, the Improvements, or the Borrower’s ability to pay and/or perform the Obligations.

7.12 Additional Documents and Information.

(a) Reporting Requirements. Borrower shall furnish the following to Lender:

(i) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month of each fiscal year of Borrower, provide an unaudited and internally prepared financial statement of Borrower certified by an authorized officer of Borrower.

(ii) Quarterly Covenant Compliance Certificates. Commencing with the fiscal quarter ending December 31, 2011, as soon as available and in any event within thirty (30) days after the end of each quarter of each fiscal year of Borrower, a consolidated compliance certificate, in the form attached hereto as Exhibit G, setting forth (A) detailed written calculations for such quarter or as of the last day of such quarter, as appropriate, computing Borrower’s compliance (or failure of compliance) with each of the financial covenants set forth in Section 7.33 below, (B) a restatement by reference of each of the representations and warranties contained in Section 4 hereof (or providing detailed information why any such representation or warranty cannot be restated), and (C) a certification that no Default or Event of Default exists as of the date of such certificate, or if any Default or Event of Default exists, providing detailed information concerning the nature of all existing Defaults or Events of Default, which such compliance certificate shall be certified by an authorized officer of Borrower.

(iii) Audited Year-End Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, final audited financial statements (as described above but including a statement of changes in financial position) as of the end of such fiscal year of Borrower, prepared by independent certified accountants reasonably satisfactory to Lender and a copy of any management, operation or other letter or correspondence from such accountant to Borrower in connection therewith;

(iv) Intentionally Omitted.

(v) Intentionally Omitted.

(vi) Intentionally Omitted.

(vii) Intentionally Omitted.

(viii) Intentionally Omitted.

(ix) Intentionally Omitted.

(x) Other. Such other information respecting the condition or operations, financial or otherwise, of Borrower or the Improvements, as Lender may reasonably request from time to time.

All financial statements described in clauses (i), (ii), and (iii) shall be prepared in accordance with GAAP, except that unaudited financial statements shall be subject to normal year-end audit adjustments, and need not contain footnotes.

(b) Intentionally Omitted.

7.13 Leases, Sale Agreements, and Subordination, Non-Disturbance and Attornment Agreements. Without the prior written consent of Lender and except for the Ground Lease, Borrower shall not enter into any lease, except for equipment leases which provide for annual payments not exceeding $100,000.00. Without the prior written consent of Lender, which consent may be given or withheld in Lender’s sole discretion, the Borrower shall not enter into any purchase or sale agreement of the Property and/or the Improvements. Without the prior written consent of Lender, which consent may be given or withheld in Lender’s sole discretion, the Borrower shall not enter into any subordination, non-disturbance and attornment agreement with respect to its interest in the Property and/or the Improvements. Borrower shall provide Lender with a copy of any proposed lease, purchase and sale agreement, or subordination, non-disturbance and attornment agreement no less than forty-five (45) days prior to the anticipated execution thereof. Borrower shall provide Lender with a certified copy of any fully executed original of any such lease or purchase and sale agreement promptly following its execution.

7.14 Financial Restrictions on Borrower.

(a) Borrower shall not, without Lender’s prior written approval, (i) merge, consolidate, liquidate, terminate or voluntarily dissolve, (ii) pay any loans payable to any Person or entity affiliated with Borrower or REG, including payments on any Subordinated Indebtedness that may hereafter arise other than in accordance with Section 7.14, or (iii) make any loans or gifts. The restrictions of this Section 7.14(a) do not apply to ordinary course payments made by Borrower, including the Monthly Fee, as defined in and required under the MOSA.

(b) Borrower shall not, nor shall it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except Borrower may make Restricted Payments annually within thirty (30) days after Lender has received (1) Borrower’s annual audited financial statements for the applicable fiscal year on which such Restricted Payments are based and (2) supporting calculations from Borrower in form satisfactory to Lender in its reasonable discretion to support the amount of the proposed Restricted Payments, if the following conditions precedent to such Restricted Payment have been satisfied:

(i) For Restricted Payments that constitute Net Income Bonus payments related to fiscal year 2011:

a. Borrower has achieved and maintained an average collected balance of $1,250,000 for the one hundred eighty (180) day period immediately preceding the date of the proposed Restricted Payment (excluding in such calculation any amounts in the Debt Service Fund Account during such period); and

b. Lender has received from Borrower the payments to be made under Section 3.2(e) based on Borrower’s Excess Cash Flow as of December 31, 2011, and then such Restricted Payment shall be permitted only in an amount and to the extent (i) that Borrower’s Fixed Charge Coverage Ratio (measured as of the end of Borrower’s fiscal year in accordance with Section 7.33 of this Agreement) would not be less than 1.50 to 1.00 after modifying the calculation to take into account both the amount of the Restricted Payment to be made and the payment of all 50% of Excess Cash Flow made pursuant to Section 3.2(e) hereof, and (ii) no Default or Event of Default would result after giving effect to such Restricted Payment.

(ii) For Restricted Payments that constitute Net Income Bonus payments related to fiscal years after 2011 and for Restricted Payments that constitute dividends or distributions to be made to the member(s) of Borrower at any time after Lender’s receipt of Borrower’s audited financial statements for the fiscal year ending December 31, 2012:

a. Borrower has achieved and maintained an average collected balance of $1,250,000 for the one hundred eighty (180) day period immediately preceding the date of the proposed Restricted Payment; and

b. Lender has received from Borrower the payments to be made under Section 3.2(e) based on Borrower’s Excess Cash Flow as of June 30 and December 31 for the calendar year prior to the year in which the Restricted Payment shall be made (provided, that for any Restricted Payment to be made in 2012, Borrower may satisfy the above requirement by making the payment under Section 3.2(e) based on Borrower’s Excess Cash Flow for calendar year 2011 as of December 31, 2011), and then such Restricted Payments shall be permitted only in an amount and to the extent (i) that Borrower’s Fixed Charge Coverage Ratio (measured as of the end of Borrower’s fiscal year in accordance with Section 7.33 of this Agreement) would not be less than 1.50 to 1.00 after modifying the calculation to take into account both the amount of the Restricted Payment to be made and the payment of all 50% of Excess Cash Flow made pursuant to Section 3.2(e) hereof, and (ii) no Default or Event of Default would result after giving effect to such Restricted Payment.

(iii) For all Restricted Payments other than Net Income Bonus payments and Restricted Payments that constitute dividends or distributions to the member(s) of Borrower:

a. Borrower has achieved and maintained an average collected balance of $2,000,000 for the twelve month (12) period immediately preceding the date of the proposed Restricted Payment (excluding in such calculation any amounts in the Debt Service Fund Account during such period); and

b. Lender has received from Borrower the payments to be made under Section 3.2(e) based on Borrower’s Excess Cash Flow as of June 30 and December 31 for the calendar year prior to the year in which the Restricted Payment shall be made, and then such Restricted Payments shall be permitted only in an amount and to the extent (i) that Borrower’s Fixed Charge Coverage Ratio (measured as of the end of Borrower’s fiscal year in accordance with Section 7.33 of this Agreement) would not be less than 1.50 to 1.00 after modifying the calculation to take into account both the amount of the Restricted Payment to be made and the payment of all 50% of Excess Cash Flow made pursuant to Section 3.2(e) hereof, and (ii) no Default or Event of Default would result after giving effect to such Restricted Payment.

In addition, any proposed Restricted Payment that is a payment of Subordinated Indebtedness shall be further subject to the terms, conditions and restrictions of the applicable subordination agreement between Lender and the applicable subordinate lender. Notwithstanding anything in this Agreement to the contrary, (i) no Restricted Payment shall be made if a Default or Event of Default has occurred and is continuing and (ii) no Restricted Payment (including dividends and distributions to the member(s) of Borrower) may be made prior to the receipt of Borrower’s audited financial statements for the fiscal year ending December 31, 2012, other than Restricted Payments that constitute Net Income Bonus payments related to fiscal year 2011.

(c) Notwithstanding anything in this Section 7.14 to the contrary, so long as no Default or Event of Default has occurred and is continuing and Borrower is a disregarded tax entity for United States federal income tax purposes, and after first providing such supporting documentation as Lender may request, Borrower may make Tax Distributions.

7.15 Intentionally Omitted.

7.16 Intentionally Omitted.

7.17 Employee Plans. Borrower shall (i) notify Lender promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986, or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain Lender’s prior written approval of such establishment; (ii) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (iii) promptly after the filing thereof, furnish to Lender a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (iv) notify Lender promptly of any “reportable event” (as defined in Section 4043 of ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (v) notify Lender prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined by the plan sponsored by Borrower; and (vi) promptly furnish such additional information concerning any Plan as Lender may from time to time reasonably request.

7.18 Intentionally Omitted.

7.19 No Modifications. Borrower shall not amend, modify or terminate any Operation Document or the Ground Lease without Lender’s prior written consent, which consent shall not be unreasonably delayed, conditioned or denied.

7.20 Books and Records. Borrower shall maintain complete and accurate books and financial records in accordance with GAAP.

7.21 Hazardous Materials. Borrower shall not cause or permit a release, omission or discharge of any Hazardous Materials in excess of amounts thereof permitted pursuant to applicable Environmental Laws.

7.22 Notice. If Borrower shall receive any of the following:

(a) notice that any violation of any Law or Environmental Law may have been committed or is about to be committed by Borrower or otherwise affecting the Improvements, or

(b) notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower, the Property or the Improvements alleging violations of any Environmental Law or requiring Borrower to take any action in connection with the release or threatened release of Hazardous Materials or solid waste into the environment, or

(c) notice from a federal, state, or local governmental agency or private party alleging that Borrower may be liable or responsible for costs associated with a response to or cleanup of a release or disposal of a Hazardous Materials or solid waste into the environment or any damages caused thereby, including without limitation any notice that Borrower is a “potentially responsible party” as defined by CERCLA, or

(d) [Intentionally omitted.]

(e) notice under any Operation Document that Borrower is in default thereunder, or

(f) notice under the Ground Lease that Borrower is in default thereunder, or

(g) notice of any default with respect to any of the Permitted Indebtedness, or

(h) notice of any default or recapture under the Renewable Fuels Grant or any agreement executed in connection therewith, or

(i) notice of any default or recapture with regard to any other grant proceeds received by Borrower or any agreement executed in connection therewith.

then Borrower shall provide Lender with a copy of such notice within five (5) days of Borrower’s receipt thereof. In addition, Borrower shall give prompt notice in writing to Lender of any breach of any of the representations, warranties or covenants in this Agreement or the other Loan Documents or any development or the occurrence of any event, financial or otherwise, which constitutes a Default or Event of Default or which constitutes a material default under any other agreement to which Borrower is a party or which may or shall materially and adversely affect the business, properties or affairs of Borrower or its ability to pay and perform its obligations under this Agreement or the other Loan Documents.

7.23 Litigation. Borrower shall advise Lender within five (5) Business Days, in writing, of any actions, suits or proceedings brought against Borrower, the Property or the Improvements prior to full payment of the Loan, where the amount in dispute is in excess of $50,000.00.

7.24 Other Indebtedness. Borrower currently has no Indebtedness other than the Permitted Indebtedness. Borrower shall not incur any Indebtedness other than the Permitted Indebtedness.

7.25 Inspection.

(a) Lender, or any person designated by Lender, shall have the right, from time to time hereafter (but not more than once per month unless a Default or Event of Default has occurred and is continuing), to call at Borrower’s place or places of business (or any other place where the collateral or any information relating thereto is kept or located, including but not limited to REG Services and REG Marketing) during reasonable business hours, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts, correspondence and other data relating to Borrower’s business or to any transactions between the parties hereto and whether such items or data are maintained in accordance with Borrower’s standard operating procedures or pursuant to this Agreement, (ii) to verify such matters concerning the collateral as Lender may consider reasonable under the circumstances, (iii) to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower, and (iv) to inspect the real property of Borrower, and any books, records, journals, orders, receipts, correspondence, notices, permits or licenses, with regard to, among other things, compliance with Environmental Laws. Borrower will deliver to Lender, within five (5) days of request therefore, any instruments necessary to obtain records from any person maintaining the same.

(b) [Intentionally omitted.]

(c) Borrower shall pay on demand or within ten (10) days thereafter all reasonable expenses reasonably incurred by Lender in acquiring information pursuant to this Section.

7.26 Bank Accounts; Other Commercial Banking Products. Borrower shall maintain with Lender all escrow, operating, investment, depository, security and reserve accounts and treasury management services for the Biodiesel Plant and its business operations. Borrower’s operating accounts shall be non-interest bearing accounts, In the event that Borrower procures any additional commercial banking products relative to the Biodiesel Plant, Borrower shall inform Lender and provide Lender with an opportunity to make a bid to provide such commercial banking product to Borrower.

7.27 Intentionally Omitted.

7.28 Intentionally Omitted.

7.29 Intentionally Omitted.

7.30 Renewable Fuels Grant Account. Borrower shall not withdraw any amounts from the Renewable Fuels Grant Account without the prior written consent of Lender or except as otherwise expressly permitted by this Agreement or by the Renewable Fuels Grant Agreement. All interest income earned on such funds deposited in the Renewable Fuels Grant Account shall remain in said account. Borrower shall cause the DCEO to directly deposit with Lender all Renewable Fuels Grant proceeds in the Renewable Fuels Grant Account. To the extent Borrower receives any Renewable Fuels Grant proceeds directly from the DCEO, Borrower shall promptly deposit such proceeds into the Renewable Fuels Grant Account.

7.31 Servicing and Management Payments. Borrower shall not pay any servicing, management or any other fees to REG or any REG Affiliate other than those fees in such amounts as allowed pursuant to (i) the MOSA (as amended with Lender’s consent), which Borrower shall not further amend without prior written consent by Lender, including, without limitation, increasing the monthly payment of $75,000.00 thereunder, and (ii) the Tolling Agreement, which Borrower shall not amend without prior written consent by Lender, which consent shall not be unreasonably withheld. Upon the occurrence of an Event of Default and written demand by Lender, Borrower shall suspend further payments under the MOSA until Lender has authorized the continuation of such payments.

7.32 Intentionally omitted.

7.33 Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending December 31, 2011 (the “Financial Covenant Commencement Date”), Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 measured as of the end of each fiscal quarter thereafter. The Fixed Charge Coverage Ratio shall be measured quarterly, on a Rolling Four-Quarter Period basis.

(b) Minimum Tangible Net Worth. Borrower shall maintain a minimum Tangible Net Worth of not less than $36,000,000.00 as of the Financial Covenant Commencement Date. For each fiscal quarter after the Financial Covenant Commencement Date, Borrower’s minimum Tangible Net Worth requirement shall be increased from the previous fiscal quarter’s minimum Tangible Net Worth requirement by 50% of the Net Income for the fiscal quarter being tested, but only to the extent that Net Income for such fiscal quarter is a positive number. By way of example only, (i) if Borrower’s Net Income for the fiscal quarter ending on March 31, 2012 was $1,000,000, the Borrower’s minimum Tangible Net Worth requirement for the fiscal quarter ending on March 31, 2012 would be $36,500,000, (ii) if Borrower’s Net Income for the next fiscal quarter ending on June 30, 2012 was ($500,000), the Borrower’s minimum Tangible Net Worth requirement for the fiscal quarter ending on June 30, 2012 would remain $36,500,000 and (iii) if Borrower’s Net Income for the next fiscal quarter ending September 30, 2012 was $2,000,000, then Borrower would be required to maintain a minimum Tangible Net Worth of not less than $37,500,000 for the fiscal quarter ending on September 30, 2012, which amount represents a $1,000,000 increase in the minimum Tangible Net Worth required from the fiscal quarter ending on June 30, 2012 as set forth in this example. For purposes of this example only, numbers in parenthesis represent negative numbers.

(c) [Intentionally Omitted.]

7.34 Capital Expenditures. Commencing upon the Effective Date, Borrower shall not make Capital Expenditures which exceed $300,000.00 during any fiscal year of the Borrower.

7.35 Ownership of Improvements. Borrower shall be the owner of the fee interest in the Improvements at the Property at all times.

7.36 Intentionally Omitted.

7.37 Intentionally Omitted.

7.38 Collateral Appraisal. Upon Lender’s request, Borrower shall, at the Borrower’s expense, provide to Lender an appraisal of the Collateral, including an Accounts and Inventory audit, by a third-party appraiser acceptable to the Lender in its sole discretion, provided, that so long as no Default or Event of Default has occurred and is continuing, Lender shall not request such appraisal of Collateral more than once per calendar year.

7.39 Liens and Security Interests. Borrower shall not create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Collateral, whether now owned or hereafter acquired, except for liens in favor of Lender and Permitted Liens.

7.40 Restricted Investments. Borrower shall not make or permit to exist any loans or advances to or any other investment in any Person (including any shareholders of Borrower or any Affiliates), except investments in (i) interest-hearing United States Government obligations, (ii) prime commercial paper rated AAA by Standard and Poor’s or Prime P-1 by Moody’s Investor Service, Inc., (iii) agreements involving the sale and guaranteed repurchase of United States Government securities, or (iv) any other investments for which Lender has given its prior written consent. All instruments and documents evidencing such investments shall be pledged to Lender promptly after Borrower’s receipt thereof, shall be security for the Obligations, and shall be Collateral hereunder.

7.41 Payment of Taxes. Borrower shall pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to Lender’s reasonable satisfaction.

7.42 Maintenance of Properties and Leases. Borrower shall (i) maintain, preserve and keep its properties, including, without limitation, the Collateral, and every part thereof in good repair, working order and condition (except for such properties as Borrower in good faith determines are not useful in the conduct of its business), (ii) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and (iii) maintain all leases of real or personal property in good standing, free of any defaults by Borrower thereunder.

7.43 Material Contracts. Borrower shall not enter into any material contract related to the operation of the Biodiesel Plant without the prior written consent of Lender.

7.44 Intentionally Omitted.

7.45 Compliance with Anti-Terrorism Orders. Borrower warrants, represents and covenants that neither Borrower, nor any of its affiliated entities is or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (herein referred to as “EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designed National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofachllsdn.pdf), or (iii) whose name appears on any other such list issued pursuant to EO13224. (Any and all parties or persons described in subparts (i) through (iii) above are herein referred to as “Prohibited Persons”). In addition, Borrower further warrants, represents and covenants that Borrower will not permit the transfer of any interest in Borrower to any Prohibited Person. Borrower covenants and agrees that Borrower will (i) conduct any business, nor engage in any transaction or dealing with any Prohibited Person, including, but not limited to, the making or receiving of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Borrower further covenants and agrees to immediately notify Lender if Borrower has knowledge that it has not fully complied with the representations and covenants made in this paragraph. Borrower covenants and agrees to deliver from time to time to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that Borrower has fully complied with its representations and covenants made in this paragraph.

7.46 Transactions With Affiliate

(a) Borrower shall not enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and commercially reasonable terms substantially as favorable to the Borrower as those which would be obtained in a comparable arms-length transaction with a non-Affiliate. Lender acknowledges and agrees that the agreements listed on Schedule 7.46, in the form existing as of the date hereof, do not violate the above provisions of this Section 7.46.

(b) Notwithstanding the foregoing to the contrary, following the occurrence of an Event of Default, Borrower shall not pay a bonus, incentive payment, management fee, or similar payment (excluding the Monthly Fee, as such term is defined in the MOSA) to REG, any Affiliate of REG , or any Affiliate of Borrower.

7.47 Sale-Leasebacks; Subsidiaries; New Business. Borrower shall not enter into any sale and leaseback transaction with respect to any of its properties, create any subsidiary, or manufacture any goods, render any services or otherwise enter into any business which is not substantially similar to that existing or contemplated on the Closing Date or business incidental thereto.

7.48 Change of Control. Without the prior written consent of Lender, Borrower shall not take any action that would trigger a Change of Control.

7.49 Sales of Raw Materials. Any raw materials purchased by Borrower (including, without limitation, soybean oil feedstock and animal fat feedstock) shall be used only for its own internal business purposes, unless Lender otherwise consents in writing. Notwithstanding the foregoing, Borrower may sell raw materials to its Affiliates, REG and the Affiliates of REG provided that:

(i) Borrower provides evidence acceptable to Lender that proceeds received from any such sale are equal to or greater than the amount paid by Borrower for such raw materials;

(ii) the purchaser of said raw materials pays for all costs in connection with the transportation and delivery of such raw materials;

(iii) no Event of Default shall exist; and

(iv) said sale of raw materials would not result in a breach under any material agreement to which Borrower is a party.

7.50 Intentionally Omitted.

7.51 Waiver of Automatic Stay; Supplemental Stay. Borrower unconditionally and irrevocably acknowledges and agrees that:

(a) If any bankruptcy proceeding is commenced by or against Borrower, “cause” for termination of the automatic stay exists and Lender shall be entitled, subject to the approval of a court of competent jurisdiction, to the immediate entry of an order granting Lender relief from the automatic stay imposed by Section 362 of the United States Bankruptcy Code (the “Bankruptcy Code”). Borrower consents to the entry of such order and Borrower agree that in no event will they object to or oppose Lender’s motion seeking relief from the automatic stay, Borrower further agrees that upon Lender’s request from time to time they shall execute and file all documents and take all other actions Lender may deem necessary or appropriate to enable Lender to obtain stay relief and exercise all of its rights and remedies for collection and enforcement of the Obligations.

(b) Borrower shall not seek or request any other party to seek a supplemental stay or any other relief, whether injunctive or otherwise, under Section 105 or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has, under the Loan Documents or otherwise, against the Borrower or against the Collateral.

(c) Lender, as a material inducement to enter into this Agreement, has specifically bargained for the concessions set forth in this Section 7.51 and this Agreement may be deemed conclusive evidence as to such negotiated ongoing intention of the parties and that it is intended to be the primary element in determining if cause exists for granting such concessions.

(d) Borrower: (i) is a sophisticated commercial party experienced in transactions similar to the transaction contemplated herein and is represented and advised by experienced real estate professionals and legal counsel of its own choosing, which counsel is experienced in bankruptcy and creditors’ right law and transactions similar to the transaction contemplated herein, as determined by Borrower in its sole discretion; (ii) has been advised of, and discussed with such legal counsel and other advisors, alternatives to entering into this Agreement, including without limitation, a petition for relief under any chapter of Title 11 of the United States Code, as amended, and has determined that the transactions described herein are more favorable to it than such alternatives; (iii) has been given good and valuable consideration for the waiver described in this Section, including Lender’s agreement to forbear, except as set forth in this Agreement, from exercising its rights and remedies.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

8.1 Events of Default.

Any of the following shall constitute an Event of Default hereunder:

(a) If Borrower shall fail to pay any sum due and owing under the Loan on the date such amount becomes due and payable or if Borrower shall fail to pay any other monetary obligation hereunder or under any of the other Loan Documents on the date each such amount becomes due and payable, and such failure continues for a period of five (5) Business Days after said amount was due.

(b) If Borrower breaches or fails to comply with any covenant made by it in this Agreement or in any of the other Loan Documents, including, without limitation, any of the financial covenants in Section 7.33 of this Agreement (other than a failure which would be an Event of Default under another subsection of this Section 8.1), which breach or failure to comply is not cured to Lender’s satisfaction within thirty (30) days following written notice from Lender of such breach or failure to comply with such covenant; provided further, that if such breach or failure to comply (i) is incurable, (ii) results in a lien that has priority over Lender’s lien in the Collateral and the priority of Lender’s lien is not fully insured over such prior lien by the Title Policy, or (iii) if the Borrower has committed any fraud or conversion as to such Collateral or misrepresentation as to the value or condition of such Collateral, Lender need not provide the Borrower with any notice of or right to cure such breach or failure to comply.

(c) If at any time any representation or warranty made by Borrower herein or in any of the Loan Documents shall be materially incorrect, and such materially incorrect representation or warranty could reasonably be expected (in Lender’s sole discretion) to have a material adverse effect on Borrower, the Improvements and/or the ability of Borrower to pay and/or perform the Obligations.

(d) If any default or event of default shall exist under any of the Loan Documents other than this Agreement and such default or event of default shall continue beyond any applicable grace or cure periods.

(e) [Intentionally omitted.]

(f) If Borrower, other than as permitted under the Loan Documents, executes any security agreement, chattel mortgage or other instrument creating a security interest in any materials, fixtures or articles intended to be incorporated in the Improvements or the appurtenances thereto, or in any articles of personal property placed in the Improvements, or files or permits the filing of a financing statement publishing notice of such security interest, or if any of such materials, fixtures or articles be not purchased so that the ownership thereof will vest unconditionally in Borrower on delivery at the Property, or if Borrower does not promptly produce to Lender upon demand the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which Borrower claims title to such materials, fixtures and articles. Notwithstanding anything in this Agreement to the contrary, REG Marketing and Bunge North America, Inc. shall each be permitted to file financing statements for the sole purpose of notifying creditors as to tangible assets at the Property that are assets actually owned by REG Marketing and/or Bunge North America, Inc., as applicable, and not the Borrower.

(g) [Intentionally omitted].

(h) If Borrower defaults beyond any applicable grace or cure period under the terms of any other indebtedness of Borrower, and such default could reasonably be expected to have a material adverse effect on Borrower, the Biodiesel Plant, and/or Borrower’s ability to pay and/or perform the Obligations.

(i) If Borrower assigns this Agreement or any interest in this Agreement, or if the Property and/or the Improvements is conveyed, assigned, mortgaged, pledged or encumbered in any way other than as herein provided without the prior written consent of Lender.

(j) [Intentionally omitted].

(k) If a lien or claim of lien in excess of $50,000.00 for the performance of work or the supply of materials be filed against the Property or the Improvements and remains unsatisfied for a period of fifteen (15) days after the date of filing thereof, provided that Borrower may cure this default by escrowing an amount equal to 125% of the amount of such claim with Lender.

(l) If Borrower shall generally not pay its material debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; if any proceeding shall be instituted by Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property; if any proceeding shall be instituted against Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property and any such proceeding is not dismissed within sixty (60) days; or if Borrower shall take any action to authorize any of the actions set forth in this subsection (l).

(m) If any Guarantor shall generally not pay its material debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; if any proceeding shall be instituted by any Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property; if any proceeding shall be instituted against any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property and any such proceeding is not dismissed within sixty (60) days; or if any Guarantor shall take any action to authorize any of the actions set forth in this subsection (m).

(n) If any judgment or order, singly or in the aggregate, for the payment of money in excess of $100,000.00 shall be rendered against Borrower or any of its assets and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, shall not be in effect.

(o) If any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on Borrower, or Borrower shall so state in writing; or the Leasehold Mortgage after delivery thereof to Lender shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority lien and security interest in any of the collateral purported to be covered thereby, except to the extent due solely to Lender’s gross negligence or willful misconduct.

(p) If any Guarantor shall fail to materially perform, observe or comply with, or a default or event of default shall occur under any of the terms, covenants, conditions or provisions contained in the Debt Service Fund Guaranty and in any such instance, any applicable cure period has elapsed, or if the Debt Service Fund Guaranty shall for any reason cease to be valid and binding on any Guarantor, or Guarantor shall so state in writing.

(q) If there shall occur, in the reasonable judgment of Lender, any material adverse change in the financial condition, business, operations or prospects of Borrower or REG.

(r) Any challenge, whether by litigation or otherwise, shall be asserted against the validity of this Agreement, the operation of the Biodiesel Plant or any of the transactions carried out pursuant to any of them, including, without limitation, a claim that Borrower has no authority to enter into them, or that such transactions violate any federal, state or municipal constitution, charter, law, ordinance, regulation, resolution or rule, or any court order, and such challenge shall not be resolved or dismissed within sixty (60) days following the date that Borrower first becomes aware of such challenge or should have reasonably known of such challenge.

(s) If notice is given to Lender purporting to terminate the operation of the Leasehold Mortgage as security for future advances and/or future obligations,

(t) If any Event of Default shall occur under any loan document evidencing any Subordinated Indebtedness.

(u) If (i) there shall occur any default or event of default under the Ground Lease which could reasonably be expected to lead to a termination of the Ground Lease, or (ii) there shall occur any termination of such Ground Lease.

(v) [Intentionally omitted].

(w) [Intentionally omitted].

(x) (i) If there shall occur any default or event of default by Borrower under any of the Operation Documents which default or event of default is not waived, or (ii) any termination of any such Operation Documents without prior written consent by Lender.

(y) If there shall occur any default or event of default by Borrower under the Rate Management Agreement, including, without limitation, any nonpayment by Borrower of any Rate Management Obligation when due, and such default shall continue for more than five (5) days after written notice of the same to Borrower.

(z) [Intentionally omitted.]

(aa) If there shall occur any default or event of default under the Renewable Fuels Grant Agreement or any other agreement executed by Borrower and the DCEO in connection with the Renewable Fuels Grant, or if the Renewable Fuels Grant is revoked, terminated or otherwise cancelled by the DCEO for any reason.

(bb) [Intentionally omitted].

(cc) [Intentionally omitted].

(dd) [Intentionally omitted].

(ee) The Biodiesel Plant fails to produce at least five (5) million gallons of Biodiesel Fuel during any one year period after the Effective Date. Lender agrees to amend this Loan Agreement to delete Section 8.1(ee) as an Event of Default upon Borrower providing Lender with written evidence that Borrower has obtained an executed amendment to the Ground Lease that deletes Section 5.1.1 of the Ground Lease in its entirety and such amendment to the Ground Lease does not include any other provision adverse to Borrower or Lender. In addition, in the event that the Borrower provides Lender with written evidence that Borrower has obtained an executed amendment to the Ground Lease that reduces the minimum Biodiesel Fuel Production requirements set forth in Section 5.1.1 of the Ground Lease (which, as of the date hereof, is five (5) million gallons of Biodiesel Fuel) and such amendment to the Ground Lease does not include any other provision adverse to Borrower or Lender, Lender agrees to amend this Loan Agreement to modify this Section 8.1(ee) to reflect the lower minimum production requirement set forth in the Ground Lease. By way of example only, if after the Effective Date Borrower provided Lender with written evidence that Section 5.1.1 of the Ground Lease was amended to provide that Landlord would have the right to terminate the Ground Lease if Borrower failed to cause the Plant to produce at least three (3) million gallons of Biodiesel Fuel per year for two (2) consecutive years and the Ground Lease amendment did not contain any other provision adverse to Borrower or

Lender, Lender would agree to amend this Section 8.1(ee) to provide that it would be an Event of Default under this Loan Agreement if the Biodiesel Plant fails to produce at least three (3) million gallons of Biodiesel Fuel during any one year period after the Effective Date.

(ff) [Intentionally omitted].

8.2 Remedies. Upon the occurrence of any Event of Default and in addition to all remedies conferred upon Lender by law or in equity, by the terms of the Loan Documents, or by the terms of any other documents serving as security for Borrower’s indebtedness, Lender may pursue any one or more of the following remedies:

(a) To cancel this Agreement by written notice to Borrower, in which event Lender shall be fully released and relieved of all obligations and liabilities to Borrower.

(b) To institute appropriate proceedings to specifically enforce performance hereof.

(c) [Intentionally omitted].

(d) To take immediate possession of the Property and Borrower’s leasehold interest in the Property, as well as all other property to which fee or leasehold title is held by Borrower (and which Lender has a security interest) and to operate the Biodiesel Plant.

(e) To appoint a receiver (“Receivership Action”) as a matter of strict right without regard to the solvency of Borrower for the purpose of preserving the property above described, preventing waste, and to protect all rights accruing to Lender by virtue of this Agreement, or under the Loan Documents and expressly to make any and all further improvements, whether on-site or off-site, as may be determined by Lender for the purpose of operating the Biodiesel Plant. All expense incurred in connection with the appointment of said receiver, or in protecting, preserving, or improving the Property or the Improvements, shall be chargeable against Borrower and shall be enforced as a lien against the Property and the Improvements. For these purposes, Borrower hereby grants to Lender its limited power of attorney authorizing Lender to represent their consent to the entry of any order appointing a receiver that Lender may present in the Receivership Action, which order shall include such terms and provisions agreeable to Lender in its sole and absolute discretion. Borrower herewith waives any and all defenses that it may have with respect to such Receivership Action, and herewith agrees that it shall not assert any such defenses in such Receivership Action. Borrower herewith authorizes the Receiver to take any and all actions with respect to the Collateral as Lender or receiver deems necessary for the protection or preservation of the Collateral, for the payment, settlement, discharge or disposition of any bills, expenses, liens or charges associated with the Collateral, or to take any other action as Lender or receiver deem necessary in connection with the Collateral. At any time upon request, whether or not an Event of Default has occurred, Borrower shall execute and deliver to Lender an Order Appointing Receiver for the purpose of effecting the above provisions.

(f) To accelerate maturity of the Leasehold Mortgage, and/or the Note, and demand payment of the principal sums due thereunder with interest, advances, and costs, and in default of said payment or any part thereof, to exercise the power of sale if given and available, and pursue its other rights and remedies under the Leasehold Mortgage or the other Loan Documents.

(g) To foreclose and to enforce collection of such payment by foreclosure under the Leasehold Mortgage, and/or other appropriate action in any court of competent jurisdiction.

(h) Upon or after the occurrence and during the continuation of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being hereby waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the obligations of Borrower to Lender irrespective of whether or not Lender shall have made any demand under this Agreement or the other Loan Documents and although such obligations may be unmatured, The rights of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

The remedies and rights of Lender shall be cumulative and not exclusive of any other remedies of Lender under any other provision of this Agreement or under any other instrument or at law or in equity. Lender shall be privileged and have the absolute right to resort to any one or more, or all of said remedies, none to the exclusion of the others, concurrently or successively, in such order, as Lender may select. Lender shall have the absolute right to apply any balance of Loan funds as a payment toward the Leasehold Mortgage and the Note, and to the extent allowed by law. Any additional funds shall be secured by the lien of the Leasehold Mortgage and the Security Agreement, and shall be considered a part of the Loan as though initially included therein.

SECTION 9. LENDER’S RIGHT TO PERFORM OBLIGATIONS.

9.1 Intentionally Omitted.

9.2 Intentionally Omitted.

9.3 Lender May Perform Obligations; Further Assurances. Upon the occurrence and during the continuance of an Event of Default, Borrower shall permit Lender, if Lender so elects in its sole discretion, to pay or perform Borrower’s Obligations hereunder or under the other Loan Documents and to reimburse Lender, on demand, or, if Lender so elects, by Lender debiting any account maintained by Borrower with Lender for any and all fees and charges due hereunder, including, without limitation, the accounts established by Borrower with Lender pursuant to this Agreement, for all amounts expended by or on behalf of Lender in connection therewith and all reasonable costs and expenses incurred by or on behalf of Lender in connection therewith.

SECTION 10. GENERAL CONDITIONS.

The following conditions shall be applicable throughout the terms of this Agreement:

10.1 No Waiver. In the event Borrower is unable to satisfy any condition required hereunder, no waiver of such condition shall have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinafter provided.

10.2 Form Satisfactory. Not in any way in limitation of any other provision of this Agreement, all proceedings taken in connection with the transactions provided herein, all documents required or contemplated by this Agreement, the designation of the persons responsible for the preparation and execution thereof, and the form of policies of insurance and the issuers thereof shall be reasonably satisfactory to Lender.

10.3 Notices. Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered (i) in person, by messenger or overnight courier, (ii) by registered or certified mail, return receipt requested and postage prepaid, or (iii) by facsimile, to the applicable party at its address or facsimile number set forth below, or at such other address or facsimile number as such party hereafter may designate as its address for communications hereunder by notice so given.

If to Borrower:	REG Danville, LLC
416 South Bell Avenue
Ames, Iowa 50010
Attention: Daniel J. Oh
Facsimile No.: (515) 239-8009

and also:	Nyemaster, Goode, West, Hansell & O’Brien, PC
700 Walnut Street, Suite 1600
Des Moines, Iowa 50309-3899
Attention: Rick Neumann
Facsimile: (515) 283-3108

and also:	Renewable Energy Group, Inc.
416 S. Bell Avenue
PO Box 888
Ames, Iowa 50010
Attention: Daniel J. Oh
Facsimile: (515) 239-8009

and also:	Nyemaster, Goode, West, Hansell & O’Brien, PC 700 Walnut Street, Suite 1600 Des Moines, Iowa 50309-3899
Attention: Rick Neumann Facsimile No.: (515) 283-3108

If to Lender:	Fifth Third Bank
8000 Maryland Avenue, Suite 1400
St. Louis, Missouri 63105
Attention: Shawn Hagan and Mary Ann Lemonds
Facsimile No.: (314) 889-3377

and also:	Polsinelli Shughart PC 100 South Fourth Street, Suite 1000 St. Louis, Missouri 63102
Attention: Frederick Miller, Esq. Facsimile No.: (314) 622-6766

Such notices and communications shall be deemed delivered upon receipt (or refusal to accept delivery) provided that all notices and communications sent by facsimile shall also be evidenced by the facsimile machine’s confirmation identifying the recipient’s facsimile number and transmission and provided further that all notices or other communications sent by facsimile shall also delivered by another means permitted by under this Section.

10.4 No Oral Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.5 Additional Remedies. The remedies herein provided shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Lender in any Loan Document or in law or equity, all of which rights and remedies are specifically reserved by Lender. The remedies herein provided or otherwise available to Lender shall be cumulative and may be exercised concurrently. The failure to exercise any of the remedies herein provided shall not constitute a waiver thereof nor shall use of any of the remedies hereby provided prevent the subsequent or concurrent resort to any other remedy or remedies. It is intended that all remedies herein provided for or otherwise available to Lender shall continue and be each and all available to Lender until all sums due it by reason of this Agreement have been paid to it in full and all obligations incurred by it in connection with the construction or operation of the Improvements have been fully discharged without loss or damage to Lender.

10.6 No Partner. Lender is not a partner with Borrower or any other party in the operation of the Improvements. Lender shall not in any way be liable or responsible by reason of the provisions hereof, or otherwise, for the payment of any claims growing out of the operation of any Improvements.

10.7 The Collateral Documents as Security. The Collateral Documents shall constitute security for all monies advanced by Lender and all obligations incurred by Lender in excess of the Loan advanced or incurred by Lender pursuant to the authority of this Agreement; and all such monies advanced and obligations incurred shall constitute a lien upon Borrower’s interest in the Property and Improvements secured by the Collateral Documents and recovery therefore may be had by Lender upon the Collateral Documents in addition to all other remedies herein granted to Lender.

10.8 Usury Savings. Notwithstanding any provision herein or in any other Loan Document, the total liability of Borrower for any payments of interest or in the nature of interest shall not exceed the limits imposed by the usury laws of the State of Missouri. In the event that such payment is paid by Borrower or received by Lender, then such excess sum shall be credited as a payment of the principal amount of the Obligations, unless Borrower shall notify Lender, in writing, that they elect to have such excess sum returned forthwith. Such return or credit shall not cure or waive any Event of Default under this Agreement, the Leasehold Mortgage or any other Loan Document.

10.9 Assignment by Lender. Lender may pledge or otherwise hypothecate or may assign in whole or in part, or issue participating interests in amounts of up to $10,000,000.00 in the aggregate, in and to this Agreement and any of its rights and security hereunder, and the Note, the Leasehold Mortgage and all other Loan Documents, to any other person, firm or corporation provided that all of the provisions of this Agreement shall continue to apply to the Loan, the Note, the Leasehold Mortgage and the other Loan Documents. In the event of such assignment, it shall be deemed in compliance by Lender with this Agreement and to have been made in pursuance of this Agreement and not to be in modification hereof. In the case of any such transfer, whether by assignment, issuance of participations, pledge, or hypothecation, by Lender, Borrower will accord full recognition thereto and agrees that all rights and remedies of Lender in connection with the interest so transferred shall be enforceable against Borrower by such institution with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such transfer.

10.10 Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, employees and attorneys of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

10.11 Additional Documents. Borrower agrees upon demand to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Property or the Improvements) as may be reasonably required by Lender to secure the Note, to confirm the lien of the Leasehold Mortgage, or any other applicable Loan Document, or to otherwise create, evidence, assure or enhance Lender’s rights and remedies under, or as contemplated by, the Loan Documents or at law or in equity. All of said documents shall be in form and substance prepared by or acceptable to Lender.

10.12 Binding Effect; Continuing Agreement. The terms, conditions, covenants, agreement, powers, privileges, notices and authorizations herein contained shall extend to, be binding upon and available to the heirs, executors, administrators, successors and, to the extent permitted hereunder, the assigns of each of the respective parties hereto. Notwithstanding the foregoing, Borrower shall not, without the prior, written consent of Lender, assign or transfer voluntarily or by operation of law this Agreement. An assignment or transfer in violation of this provision shall be invalid and of no force or effect. Borrower’s obligations, covenants, representations and warranties hereunder shall continue beyond the final disbursement of the Loan made hereunder for so long as Borrower has any obligations outstanding Lender, or Lender has any lien on any property of Borrower.

10.13 Governing Law. This Agreement and each transaction consummated hereunder shall be deemed to be made under the laws of the State of Missouri and shall be construed in accordance with and governed by the laws of such State.

10.14 Headings. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe, or limit, modify or expound upon the subject matter of such paragraphs.

10.15 Lender’s Discretion. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts and Lender shall, at all time, be free independently to establish to its satisfaction and in its reasonable discretion such existence or non-existence. Except as otherwise expressly provided in this Agreement, whenever Lender’s judgment, consent or approval is required hereunder for any matter, or Lender shall have an option or, election hereunder, such judgment, the decision as to whether or not to consent to or approve the same or the exercise of such option or election shall be in the sole discretion of Lender.

10.16 Consent to Forum. As part of the consideration for new value this day received, Borrower hereby consents to the jurisdiction of any state court located within St. Louis County, Missouri or the United States District Court, Eastern District of Missouri, Eastern Division, and waives personal service of any and all process upon Borrower and consents that all such service of process be made by certified or registered mail directed to Borrower at the address set forth in Section 10.3 hereof, and service so made shall be deemed to be completed upon actual receipt thereof. Nothing contained herein should be deemed to affect the parties’ right to remove to Federal Court within the Eastern District of Missouri. Borrower waives any objection to jurisdiction and venue of any action instituted against Borrower as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. Borrower further agrees not to assert against Lender (except by way of a defense or counterclaim in a proceeding initiated by Lender) any claim or other assertion of liability with respect to this Agreement, the Note, any of the Loan Documents, Lender’s conduct in respect of any foregoing or otherwise in any jurisdiction other than the foregoing jurisdictions. Nothing in this section shall affect the right of Lender to serve legal process any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower in the courts of any other jurisdictions.

10.17 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED FOR CONSIDERATION TO LENDER, BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH LENDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, ANY OF THE LOAN DOCUMENTS OR LENDER’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

10.18 Incorporation by Reference; Statement Required By Mo. Rev. Stat. Section 432.047. All of the terms of the other Loan Documents are incorporated in and made part of this Agreement by reference. Pursuant to Mo. Rev. Stat. Section 432.047, Lender hereby gives the following notice to Borrower:

“Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

10.19 Counterparts. This Agreement may be executed in counterparts including facsimile counterparts), any one of which shall be deemed an original, and all of which taken together shall he treated as one document.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

REG DANVILLE, LLC,
a Delaware limited liability company

By:	/s/ Daniel J. Oh

Name:	Daniel J. Oh

Title:	President

FIFTH THIRD BANK,
an Ohio banking corporation

By:	/s/ Mary Ann Lemonds
Mary Ann Lemonds, Vice President

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

A.	Legal Description of Leased Premises

A tract of land being part of the Northwest Quarter of Section 9, Township 19 North, Range II West of the Second Principal Meridian, Vermilion County, Illinois and also part of Chs’ Leverenz First Addition to the City of Danville, Vermilion County, Illinois, Edward C. Lamm’s Addition to Danville, Illinois and Fred Stebe’s Addition to the City of Danville, Vermilion County, Illinois as all 3 subdivisions are recorded in the Vermilion County Recorder’s Office, and also the vacated public Right-of-Ways for Section Street, Short Street, Anderson Street, Harrison Street and the public alleys per City of Danville, Illinois Ordinance Number 8499, recorded as Document Number 06-12386 in said Vermilion County Recorder’s Office, described as follows, with bearings on a local datum:

Beginning at the Northeast corner of Lot 1 in said Chs’ Leverenz First Addition, proceed North 88° 26’ 08” East along an Easterly extension of the North line of said Lot, 24.06 feet to the Westerly Right-of-Way line of the former C. & E. I. Railroad; thence South 23° 16’ 43” East along said Westerly Right-of-Way line of the former C. & E. I. Railroad, 96.74 feet to the East Right-of-Way line of Anderson Street; thence South 2° 27’ 08” West along said East Right-of-Way line of Anderson Street, 75.37 feet to an Easterly extension of the South line of said Lot 1; thence South 88° 25’ 51” West along said extension of the South line, 66.16 feet to the Southeast corner of said Lot 1; thence South 2° 27’ 08” West along a Southerly extension of the East line of said Lot, 50.12 feet to the Northeast corner of Lot 1 in Christ Everts 1st Addition to the City of Danville, Illinois, as recorded in said Vermilion County Recorder’s Office, said comer also being on the South Right-of-Way line of Harrison Street; thence South 88° 25’ 51” West along said South Right-of-Way line of Harrison Street, 280.15 feet; thence South 88° 31’ 59” West along said South Right-of-Way line of Harrison Street, 443.13 feet; thence North 2° 35’ 14” East along said South Right-of-Way line of Harrison Street, 25.15 feet; thence South 88° 31’ 59” West along said South Right-of-Way line of Harrison Street, 220.89 feet to the West Right-of-Way line of Section Street; thence North 2° 48’ 17” East along said West Right-of-Way line of Section Street, 305.28 feet to a line being a Westerly extension of the North line of Lot 12 in said Edward C. Lamm’s Addition; thence North 88° 33’ 27” East along said Westerly extension of the North line and along said North line, 66.54 feet to the Northeast corner of said Lot 12; thence South 2° 45’ 04” West along the East line of said Lot, 124.94 feet to the Southeast corner of said Lot 12; thence North 88° 32’ 47” East along the South lines of Lots 11, 10, 9, 8 and 7 in said Edward C. Lamm’s Addition, 250.60 feet to the Southeast corner of said Lot 7; thence North 2° 28’ 42” East along the East line of said Lot, 124.85 feet to the Northeast corner of said Lot 7; thence North 88° 33’ 27” East along an Easterly extension of the North line of said Lot 7 and along the North lines of Lots 6, 5, 4, 3, 2 and 1 in said Edward C. Lamm’s Addition and along an Easterly extension of said North lines, 344.04 feet to the West line of Lot 9 in said Fred Stebe’s Addition; thence North 2° 09’ 08” East along said West line, 30.56 feet to the Northwest corner of said Lot 9; thence North 88° 29’ 47” East along the North line of said Lot, 56.31 feet to the Northeast corner of said Lot 9; thence South 2° 11’ 37” West along the East line of said Lot, 128.36 feet to the Southeast corner of said Lot 9; thence South 88° 26’ 08” West along the South line of said Lot, 56.22 feet to the Southwest corner of said Lot 9; thence South 2° 09’ 06” West along a Northerly extension of the West line of Lot 4 in said Chs’ Leverenz First Addition, 16.50 feet to the Northwest corner of said Lot 4; thence North 88° 26’ 08” East along the North line of said Lot 4 and along the North lines of Lots 3 and 2 and said North line of Lot 1, all in said Chs’ Leverenz First Addition, 281.02 feet to the Point of Beginning, encompassing 5.924 acres more or less.

B.	Intentionally Omitted.

C.	Legal Description of Access Right of Way Easement

A tract of land being a part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion County, Illinois, described as follows, with bearings on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25’ 51” West along said South Right-of-Way line, 280.15 feet; thence South 88° 31’ 59” West along said South Right-of-Way line, 184.85 feet to the True Point of Beginning; thence continue South 88° 31’ 59” West along South Right-of-Way line, 50.30 feet; thence South 33° 31’ 40” East, 42.68 feet; thence South 00° 57’ 00” West, 405.00 feet; thence South 20° 47’ 53” East, 210.22 feet; thence North 74° 55’ 37” East, 42.68 feet, thence South 15° 19’ 21” East, 136.89 feet; thence South 02° 33’ 00” West, 16.14 feet to the North Right-of-Way line of North Street; thence South 87° 27’ 00” East along said North Right-of-Way line, 180.54 feet; thence North 02° 23’ 00” East, 351.45 feet; thence South 88° 09’ 07” West, 130.15 feet; thence North 02° 27’ 08” East, 138.58 feet; thence South 88° 16’ 50” West, 195.96 feet; thence North 00° 57’ 00” East, 300.00 feet; thence North 16° 15’ 59” East, 4.15 feet to the True Point of Beginning, encompassing 2.922 acres more or less.

D.	Legal Description of Underground Gas Pipeline Easement

A tract of land being 12.00 feet in width and being centered upon the following described center line and being part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion Country, Illinois, described as follows, with bearing on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25’ 51” West along said South Right-of-Way line, 6.00 feet to the True Point of Beginning of said center line; thence South 02° 27’ 08” West along a line being parallel with the West Right-of-Way line Anderson Street, 309.50 feet; thence South 88° 33’ 32” West, 477.00 feet; thence South 02° 03’ 14” East, 133.94 feet; thence South 08° 49’ 38” East, 50.50 feet; thence South 68° 39’ 13” West, 109.57 feet; thence South 21° 14’ 31” East, 70.33 feet; thence South 12° 47’ 11” East, 46.53 feet; thence South 19° 46’ 04” West, 140.44 feet; thence South 01° 35’ 19” West, 204.49 feet; thence North 87° 48’ 14” West, 801.27 feet; thence North 67° 37’

59” West, 48.04 feet; thence North 46° 31’ 27” West, 33.50 feet to the point of ending of said center line.

E.	Legal Description of Biodiesel Pipeline Easement

A tract of land being 20.00 feet in width and being centered upon the following described center line and being part of the North one-half of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion Country, Illinois, described as follows, with bearing on a local datum:

Commencing at the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in the Vermilion County recorder’s office, said corner also being on the South Right-of-Way line of vacated Harrison Street (platted as Madison Street), proceed South 88° 25’ 51” West along said South Right-of-Way line, 280.15 feet; thence South 88° 31’ 59” West along said South Right-of-Way line, 443.13 feet; thence North 02° 35’ 14” East along said South Right-of-Way line, 25.15 feet; thence South 88° 31’ 59” West along said Right-of-Way line, 41.61 feet to the True Point of Beginning of said center line; thence South 44° 44’ 27” West, 318.70 feet; thence North 78° 26’ 57” West, 107.90 feet; thence South 66° 39’ 16” West, 59.97 feet; thence South 19° 59’ 46” West, 10.00 feet to the point of the ending of said center line.

EXHIBIT B-1

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B-1

EXHIBIT B-2

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B-2

EXHIBIT C-1

[INTENTIONALLY DELETED]

C-1

EXHIBIT C-2

[INTENTIONALLY DELETED]

C-2

EXHIBIT D-1

[INTENTIONALLY DELETED]

D-1

EXHIBIT D-2

[INTENTIONALLY DELETED]

D-2

EXHIBIT E

[INTENTIONALLY DELETED]

E-1

EXHIBIT F

[INTENTIONALLY DELETED]

F-1

EXHIBIT G

QUARTERLY COMPLIANCE CERTIFICATE

            , 20

To:	FIFTH THIRD BANK (“Bank”)

8000 Maryland Ave., Ste. 1400 St. Louis, Missouri 63105

Re: REG Danville, LLC (“Borrower”)

To Whom It May Concern:

1. Representations and Warranties. Each of the representations and warranties set forth in Section 4 of the Loan Agreement by and between Borrower and Bank, dated as of May 9, 2008, as amended by that certain First Amendment to Loan Agreement dated December 23, 2008, that certain Second Amendment to Loan Agreement dated November 25, 2009, that certain Third Amendment to Loan Agreement dated February 26, 2010, that certain Fourth Amendment to Loan Agreement and First Amendment to Revolving Credit Loan Note dated September 30, 2010, and that certain Amended and Restated Loan Agreement effective as of November 3, 2011 (collectively, the “Loan Agreement”), are true and complete, except as set forth on Attachment 1 hereto.

2. No Defaults. Except as set forth on Attachment 2, no Default or Event of Default (as defined in the Loan Agreement) exists as of the date hereof.

3. Financial Covenants. Set forth below are calculations of the financial covenants required pursuant to Section 7.33 and Section 7.34 of the Loan Agreement. Calculation of the financial covenants set forth as (a) and (b) below shall not be required until the respective time period in Section 7.33(a) and 7.33(b). The financial covenant calculations set forth below have been prepared and calculated in accordance with the terms and provisions of the Loan Agreement and all calculations supporting the results below are set forth on Attachment 3. Capitalized terms used and not defined in this Quarterly Compliance Certificate shall have the meanings given to them in the Loan Agreement.

PERIOD COVERED: Rolling Four-Quarter Period Ended

(a) Minimum Fixed Charge Coverage Ratio

Net Income

Plus: Interest Expense

Plus: Taxes

Plus: Depreciation Expense

Plus: Amortization Expense

Equals: EBITDA*

*

In determining EBITDA, Borrower shall exclude (i) any non-cash gain or loss on the sale of assets, (ii) any gains or losses with respect to hedging or similar transactions, (iii) extraordinary gains or losses determined in accordance with GAAP, and (iv) any other extraordinary gains or losses as determined by Lender in its sole discretion

Plus: Net Income Bonus to the extent accrued by Borrower and not paid

Less: Taxes

Less: Restricted Payments

Less: Maintenance Capital Expenditures

Plus or Less: Non-cash Items (to the extent not already factored in determining EBITDA)

Equals: Cash Available for Debt Service Requirements

Current Portion Long Term Debt - Prior Period

Plus: Interest Expense

Equals: Total Debt Service Requirements

Fixed Charge Coverage Ratio

Required Minimum Ratio**

In Compliance? (Yes/No):

** Min. Required: 1.25 to 1.00

(b) Minimum Tangible Net Worth

Tangible Assets

Less: Liabilities

Equals: Tangible Net Worth

Required Minimum Tangible Net Worth*

In Compliance? (Yes/No):

*

For December 31, 2011, the required Minimum Tangible Net Worth shall be $36,000,000. For each fiscal quarter after December 31, 2011, the required Minimum Tangible Net Worth shall be increased from the previous fiscal quarter requirement by 50% of the Net Income for the fiscal quarter covered by this Quarterly Compliance Certificate, unless Net Income for such fiscal quarter is zero or negative, in which case the required Minimum Tangible Net Worth for the fiscal quarter covered by this Quarterly Compliance Certificate shall remain the Minimum Tangible Net Worth required for the previous fiscal quarter. For all Quarterly Compliance Certificates delivered for fiscal quarters other than the December 31, 2011 fiscal quarter, please include the following calculation:

Previous Fiscal Quarter’s Required Minimum Tangible Net Worth

Plus: 50% of Net Income for Fiscal Quarter Covered by this Quarterly Compliance Certificate (insert zero if 50% of Net Income would be zero or a negative number)

Required Minimum Tangible Net Worth for Fiscal Quarter Covered by this Quarterly Compliance Certificate

(c) Maximum Capital Expenditures

Fiscal Year to date (Maximum: $300,000 per Fiscal Year)

In Compliance? (Yes/No):

4. Computation of Excess Cash Flow. Set forth below are calculations of the Borrower’s Excess Cash Flow for the fiscal quarter covered by this Quarterly Compliance Certificate (which Excess Cash Flow calculation shall only be required for the fiscal quarters ending June 30th and December 31st). The calculation of Excess Cash Flow set forth below has been prepared and calculated in accordance with the terms and provisions of the Loan Agreement and all calculations supporting the results below are set forth on Attachment 3. Capitalized terms used and not defined in this Quarterly Compliance Certificate shall have the meanings given to them in the Loan Agreement.

Excess Cash Flow

EBITDA

Plus: Net Income Bonus to the extent accrued by Borrower and not paid

Less: Principal Payments on the Construction/Term Loan

Less: Payments under Capitalized Leases

Less: Interest Expense

Less: Taxes

Less: Unfunded Maintenance Capital Expenditures

Equals: Excess Cash Flow

The foregoing Compliance Certificate is true, correct and complete.

REG DANVILLE, LLC,
a Delaware limited liability company

By:
Name:
Its:

ATTACHMENT 1 TO QUARTERLY COMPLIANCE CERTIFICATE

Exceptions to Representations and Warranties

Attachment 1

ATTACHMENT 2 TO QUARTERLY COMPLIANCE CERTIFICATE

Defaults and Events of Default

Attachment 2

ATTACHMENT 3 TO QUARTERLY COMPLIANCE CERTIFICATE

Supporting Calculations

Attachment 3

SCHEDULE 1.1

[INTENTIONALLY DELETED]

Schedule 1.1

SCHEDULE 4.10

REAL PROPERTY AND PERSONAL PROPERTY LEASES

A lease for existing office space, currently on a month-to-month basis, for rent in the amount of $600 per month.

Schedule 4.10

SCHEDULE 4.11

ENVIRONMENTAL REPORTS

1. Phase I Environmental Site Assessment dated November 2007 by Burns & McDonnell Engineering Company, Inc.

Schedule 4.11

SCHEDULE 4.20

INTELLECTUAL PROPERTY

1.	Intellectual property rights and licenses granted to or acquired by the Borrower under contracts and leases assumed and/or assigned to the Borrower in connection with the Asset Purchase Agreement.

2.	Generally available commercial software licensed by or to the Borrower.

3.	Tradenames, unregistered trademarks and trade secrets that may be owned by the Borrower associated with the business or proposed business of the Borrower.

4.	Rights and licenses acquired by the Borrower under contracts and leases assumed by the Borrower in connection with the Asset Purchase Agreement.

SCHEDULE 7.46

AGREEMENTS WITH AFFILIATES

1.	The Management and Operational Services Agreement

2.	The Tolling Agreement

Schedule 7.46